Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

By and Among

CASHCALL, INC.,

AS SELLER,

IMPAC MORTGAGE CORP.,

AS BUYER,

And

IMPAC MORTGAGE HOLDINGS, INC.,

AS PARENT

dated as of

January 6, 2015

i

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Human Resources and Payroll Transition Services
Exhibit B	Information Technology Transition Services

Schedules

Schedule A	CashCall Wire Instructions

Schedule 1.1(a)	Permitted Encumbrances
Schedule 1.1(b)	Purchased IP
Schedule 1.1(c)	Purchased Tangible Assets
Schedule 2.01(d)	Assigned Contracts
Schedule 2.01(e)	Purchased IT Systems
Schedule 2.01(n)	Other Assets
Schedule 2.02(d)	Excluded Contracts
Schedule 2.09	Purchase Price Allocation
Schedule 3.02(d)(viii)	Third-Party Consents
Schedule 6.05(b)	In-Scope Employees

Seller’s Disclosure Schedules

Section 4.02	Consents
Section 4.03	Material Contracts
Section 4.05	Legal Proceedings
Section 4.06	Compliance with Laws
Section 4.08	Brokers
Section 4.09(a)	Employees
Section 4.12(b)	Intellectual Property
Section 4.14	Mortgage Loan Matters
Section 4.16(a)	Pipeline Loans
Section 4.18(b)	Parachute Payments

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 6, 2015, is entered into by and among CashCall, Inc., a California corporation (“Seller”), Impac Mortgage Holdings, Inc., a Maryland corporation (“Parent”), and Impac Mortgage Corp., a California corporation and wholly owned subsidiary of Parent (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to and under the Purchased Assets and the Assumed Liabilities, subject to the terms and conditions set forth herein;

WHEREAS, a portion of the consideration for such transactions shall consist of shares of the common stock, par value $0.01 per share, of Parent (“Parent Common Stock”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“1060 Forms” has the meaning set forth in Section 2.09.

“Action” means any action, arbitration, charge, claim, complaint, challenge, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.09.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.14(e).

“Applicable Origination Costs” means, with respect to any Calculation Period (or portion thereof) (i) from the Effective Date until the Closing Date, $150, and (ii) on and after the Closing Date, $100 or such other per-Mortgage Loan amount to cover Buyer’s internal costs for handling, shipping and secondary market personnel and systems associated with or relating to Mortgage Loans, as mutually agreed by Buyer and Seller in accordance with Section 2.08(c).

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination and sale of Mortgage Loans (in each case to the extent applicable to any particular Mortgage Loan or Pipeline Loan): (a) contractual obligations of Seller, including with respect to any Mortgage Loan Document or any other commitment or other contractual obligation relating to a Mortgage Loan or Pipeline Loan; (b) applicable underwriting and other guidelines incorporated in Seller/Servicer Guides; (c) applicable Laws; (d) applicable requirements of MERS, and (e) other applicable requirements and guidelines of any Governmental Authority, investor or Insurer.

“Appreciation Right Amount” has the meaning set forth in Section 6.13(a).

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(d)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“BAR Expiration Date” has the meaning set forth in Section 6.13(a).

“Bill of Sale” has the meaning set forth in Section 3.02(d)(i).

“Business” means the business of origination of Mortgage Loans, including the development of software processing or other technology products relating to Mortgage Loans.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer 8-K” has the meaning set forth in Section 6.07.

“Buyer Event of Breach” means the breach of Buyer or Parent to pay, or cause to be paid, respectively, to Seller the First Deferred Payment, the Second Deferred Payment or any Net Seller Payment when and as due, which has not been cured prior to the thirtieth (30th) day following receipt by Parent of written notice of such breach.

“Buyer Indemnified Party” has the meaning set forth in Section 7.02.

“Calculation Period” means each of the following periods during the Earn-Out Period: (1) the period beginning on the Effective Date and ending on March 31, 2015; (2) the period beginning on April 1, 2015 and ending on June 30, 2015; (3) the period beginning on July 1, 2015 and ending on September 30, 2015; (4) the period beginning on October 1, 2015 and ending on December 31, 2015; (5) the period beginning on January 1, 2016 and ending on March 31, 2016; (6) the period beginning on April 1, 2016 and ending on June 30, 2016; (7) the period beginning on July 1, 2016 and ending on September 30, 2016; (8) the period beginning on October 1, 2016 and ending on December 31, 2016; (9) the period beginning on January 1, 2017 and ending on March 31, 2017; (10) the period beginning on April 1, 2017 and ending on June 30, 2017; (11) the period beginning on July 1, 2017 and ending on September 30, 2017; and (12) the period beginning on October 1, 2017 and ending on December 31, 2017.  For the avoidance of doubt, the first Calculation Period shall fall partially during the First Earn-Out Period and partially during the Second Earn-Out Period.

“CashCall Claim” means any claim or Action (including any repurchase demand or claim) brought or made against any Seller Indemnified Party, including claims made prior to the commencement of an Action (including, without limitation, in the form of correspondence from a borrower, investor, financial guarantor or Governmental Authority) in respect of any Mortgage Loan, or otherwise relating to or arising from the conduct or operations of Seller or its Affiliates, including any claim or Action resulting from or arising out of any act or omission, an actual or alleged breach or violation of Law or Applicable Requirements by Seller or any of its Affiliates, in each case in connection with the performance by Seller or any of its Affiliates of its obligations related to any Mortgage Loan originated by Seller or any of its Affiliates.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, notice, approval, authorization, clearance, qualification, registration, license, order, or other action required to be obtained from or made with, or any notice, filing, registration, declaration, report or statement required to be filed with or submitted to, any Governmental Authority or any other Person.

“Contract” means any contract, lease, license, sales order, purchase order, change order, agreement, warranty, indenture, mortgage, note, bond, right, warrant or instrument, whether written or verbal (and any and all amendments thereto).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Customer Database” means the list and data concerning all prior Mortgage Loan customers and leads of Seller.

“Deductible” has the meaning set forth in Section 7.04(a).

“Determination Date” has the meaning set forth in Section 2.08(a)(ii).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement or as updated on the Closing Date.

“Earn-Out Amount” has the meaning set forth in Section 2.07(a).

“Earn-Out Period” has the meaning set forth in Section 2.07(a).

“Earn-Out Statement” has the meaning set forth in Section 2.07(b).

“Effective Date” means January 2, 2015.

“Employment Offer” has the meaning set forth in Section 6.05(a).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, easement, encroachment, charge, voting agreement, claim, equitable interest or right of first refusal or other similar encumbrance.

“Enterprise Value” means, with respect to an Exit Event, (a) if the Exit Event is (i) a transfer of the securities representing one hundred percent (100%) of the equity securities of Parent or Buyer, or (ii) a sale of all or substantially all of the assets of Parent, Buyer or the Operating Division, the Enterprise Value shall equal the Net Proceeds paid or received, or to be paid or received, by the Selling Persons in connection with such Exit Event; and (b) if the Exit Event is a transfer of less than one hundred percent (100%) of the equity securities of Parent or Buyer, the Enterprise Value shall equal the sum of (1) the quotient of the total consideration paid to the Selling Persons in connection with such Exit Event (excluding any amounts payable in connection with new employment agreements entered into solely in connection with such Exit Event for the provision of services after such Exit Event) divided by the percentage of the equity securities of Parent or Buyer transferred in such Exit Event, (2) minus the amount of all accountants’, attorneys’, investment bankers’, brokers’ and similar fees and costs incurred and paid to Third Parties in connection with such Exit Event, (3) minus the amount of any indebtedness of the applicable entity repaid in connection with the Exit Event.  If any portion of the consideration paid or received by the Selling Persons is in the form of securities, the value of such securities, for purposes of calculating the Enterprise Value, will be determined based on the volume weighted average price for such securities for the ten (10) trading days prior to the date of closing of the Exit Event.  In the case of securities that do not have an existing public market, the value of such securities, for purposes of calculating the Enterprise Value will be determined based on the fair market value of such securities as mutually agreed upon in good faith by the Selling Persons and Seller prior to the closing of the Exit Event.

“Environmental Law” has the meaning set forth in Section 4.13.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Businesses” means any and all businesses that are or were operated by Seller other than the Business, including the consumer loans division of Seller engaged in the business of originating, servicing and otherwise dealing in unsecured loans to individuals, the automotive loans division of Seller engaged in the business of originating, servicing and otherwise dealing in loans related to automobiles and the small business loans division of Seller engaged in the business of originating, servicing and otherwise dealing in loans to businesses, and the business of servicing any type of loan, including those secured by an Encumbrance or real property, in each case including the employees (other than any Transferred Employees) who primarily work for any of the divisions.

“Excluded Contract” has the meaning set forth in Section 2.02(c).

“Exit Event” means, following the Effective Date, any transaction or series of related transactions (including the consummation of a merger, share purchase, recapitalization, redemption, issuance of capital stock, consolidation, reorganization or otherwise) pursuant to which (i) a Person acquires securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of Parent or Buyer or the entity surviving or resulting from such transaction, (ii) Parent or Buyer sells all or substantially all of the assets of Parent or Buyer, or (iii) a Person acquires all or substantially all of the assets of the Operating Division; provided, that, subject to Seller’s receipt and approval (not to be unreasonably withheld, conditioned or delayed) of the relevant conversion documents, the exercise of conversion rights currently held by Richard Pickup and/or Todd Pickup, individually or beneficially, shall not constitute an Exit Event.

“Financial Statements” has the meaning set forth in Section 4.19.

“First Deferred Payment” means an amount in cash equal to $2,500,000.

“First Earn-Out Period” means the period beginning on the Effective Date and ending on February 28, 2015.

“Fourth Earn-Out Period” means the period beginning on January 1, 2017 and ending on December 31, 2017.

“Fundamental Warranties” means the representations and warranties contained in Sections 4.01, 4.02, 4.04, 4.05, 4.08, 4.09(b) and (c), 4.11, 4.13, 4.14 (other than subsections (d) or (e)), and 4.18.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), including Fannie Mae, Freddie Mac and Ginnie Mae, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Health Benefit Termination Date” has the meaning set forth in Section 6.05(c).

“Hire Date” shall have the meaning set forth in Section 6.05(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Scope Employee” has the meaning set forth in Section 6.05(a).

“In-Scope Employee Termination Payments” has the meaning set forth in Section 6.05(a).

“Indebtedness” shall mean the following Liabilities, whether or not contingent: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable, in each case, in connection therewith), (b) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) Liabilities under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (d) Liabilities related to the deferred purchase price of property or services, (e) Liabilities arising from cash/book overdrafts, (f) Liabilities under capitalized leases, and (g) any of the foregoing of other Persons guaranteed by Seller (whether or not secured) or secured by any Encumbrance on the Purchased Assets.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Independent Accounting Firm” has the meaning set forth in Section 2.08(a)(i).

“Initial Cash Payment” means an amount in cash equal to $5,000,000.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related Mortgaged Property.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers of a like nature, together with the goodwill associated with any of the foregoing, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (collectively “Marks”); (b) copyrights, including in software, all applications and registrations therefor, and copyrightable works of authorship (collectively “Copyrights”); (c) trade secrets and confidential know-how (“Trade Secrets”); (d) patents and patent applications, including all continuations, divisionals and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (“Patents”); (e) internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets.

“Interim In-Scope Employee Expenses” has the meaning set forth in Section 6.05(f).

“Interim Period” has the meaning set forth in Section 6.05(f).

“Knowledge of Parent” or “Parent’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of Joe Tomkinson, Bill Ashmore, Todd Taylor and Ron Morrison.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, or constructive knowledge after reasonable inquiry, of J. Paul Reddam, Jonathan Williams, Del Meeks, Dan Baren, and Glen Costa.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability of any kind whatsoever (whether known, unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due).

“Locked Pipeline Loan” means a Pipeline Loan which has been registered and designated as price protected on Seller’s residential Mortgage Loan origination system and which has not closed or funded.

“LOS Software” means the “Empower software” licensed by Seller from Fidelity Information Services, Inc. (or one or more of its Affiliates) and used by Seller in the Business prior to the Closing, including all modifications and customizations made thereto and all documentation related thereto.

“Loss Reserves” means, with respect to any Calculation Period, the reserves recorded by Buyer reflecting Buyer’s good faith, reasonable estimate of losses as a result of Mortgage Loan repurchases, indemnifications and other settlement resolutions (including make-whole payments) that are probable and estimable for Mortgage Loans originated by or through the Operating Division during such Calculation Period.

“Loss Reserves Excess” means the excess of Loss Reserves over the actual cost of Mortgage Loan repurchases, indemnifications and other settlement resolutions (including make-whole payments) for Mortgage Loans originated by or through the Operating Division during the Earn-Out Period, as determined as of the date three (3) years after the end of the Earn-Out Period.

“Loss Reserves Shortfall” means the excess of the actual cost of Mortgage Loan repurchases, indemnifications and other settlement resolutions (including make-whole payments) for Mortgage Loans originated by or through the Operating Division during the Earn-Out Period, over Loss Reserves.

“Losses” means any damage, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a Third Party Claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any proceeding by any third party (including any Governmental Authorities) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other loss and the investigation, defense or settlement of any of the foregoing; provided, however, that Losses does not include, and the Buyer Indemnified Parties shall not be entitled to seek or recover under any theory of liability (unless asserted against a Buyer Indemnified Party in a Third Party Claim): (a) any diminution in value damages or (b) special, exemplary or punitive damages.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means a change, event, fact, circumstance or occurrence, or a series of changes, events, facts, circumstances or occurrences, which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect or development on (a) the Purchased Assets, Assumed Liabilities and the Business taken as a whole, including on operations, results of operations, condition (financial or otherwise) of the Purchased Assets, Assumed Liabilities and the Business, taken as a whole, in each case, whether or not covered by insurance (including as a consequences of the loss or pending or threatened loss, alone or in the aggregate, of any customer, supplier, source of referrals, right pursuant to any license, permit, accreditation or other Contract or Consent) or (b) the ability of any of the parties hereto to consummate the transactions contemplated hereby.

“Material Contract” has the meaning set forth in Section 4.03(a).

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“Monthly Invoice” has the meaning set forth in Section 6.05(f).

“Mortgage Files” means originals, images or copies of all documents in the possession of Seller or its agents involved in the origination, underwriting (including borrower applications, underwriting worksheets, approvals and documented compensating factors pertaining to exceptions) related to the Pipeline Loans on the Closing Date.

“Mortgage Loan” means any U.S. individual residential (one-to-four family) mortgage loan or other extension of credit secured by an Encumbrance on U.S. real property of a borrower.

“Mortgage Loan Documents” means, for any Pipeline Loan, all documents in the possession of Seller or its custodians or other agents pertaining to such Pipeline Loan, including originals of, if applicable, the Mortgage Note, lost note affidavits, the mortgage or deed of trust and all assignments of the mortgage or deed of trust, all endorsements and allonges to the Mortgage Note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, any account agreements and any assignments, assumptions, modifications, continuations or amendments to, or affidavits of lost documents relating to, any of the foregoing.

“Mortgage Note” means, with respect to any Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignments, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple residential (one to four family) real property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that serves as collateral for a Mortgage Loan or will serve as collateral for a Pipeline Loan upon closing of such Pipeline Loan.

“MSR” means, with respect to any Mortgage Loan originated by or through the Operating Division, the related mortgage service asset recognized by Buyer on its books and records.

“MSR Value” means, with respect to any Calculation Period, the estimated fair market value of the MSR of Mortgage Loans closed by the Operating Division during such Calculation Period, as determined in good faith by Buyer, as such amount is adjusted pursuant to Section 2.08(b).

“MSR Value Adjustment” shall have the meaning set forth in Section 2.08(b).

“Net Loss” shall have the meaning set forth in Section 2.08(d).

“Net Proceeds” means the total consideration received by the Selling Persons in an Exit Event (calculated excluding any liabilities assumed by the acquiring party or parties in such Exit Event and any amounts payable in connection with new employment agreements entered into solely in connection with such Exit Event for the provision of services after such Exit Event) minus (i) the amount of all accountants’, attorneys’, investment bankers’, brokers’ and similar fees and costs incurred and paid to Third Parties out of such total consideration in connection with such Exit Event, minus (ii) the amount of any indebtedness of the applicable entity repaid out of such total consideration in connection with the Exit Event.  If any portion of the consideration paid or received by the Selling Persons is in the form of securities, the value of such securities, for purposes of calculating Net Proceeds, will be determined based on the volume weighted average price for such securities for the ten (10) trading days prior to the date of closing of the Exit Event.  In the case of securities that do not have an existing public market, the value of such securities, for purposes of calculating Net Proceeds will be determined based on the fair market value of such securities as mutually agreed upon in good faith by the Selling Persons and Seller prior to the closing of the Exit Event.

“Net Seller Payment” means, with respect to any Calculation Period, an amount equal to the sum of (1) the Earn-Out Amount for such Calculation Period, plus (2) any MSR Value Adjustment (which may be a negative amount) for the prior Calculation Period, as determined in accordance with Section 2.08(b), minus (3) any Loss Reserves Shortfall for such Calculation Period.

“Net Seller Payment Date” means, with respect to any Earn-Out Amount, the 45th day following the last day of the applicable Calculation Period.

“Operating Division” means the separate operating division of Parent or Buyer, as operated following the Effective Date, consisting of the retail call center Business operated by Seller prior to Closing (the “Pre-Closing Operations”) and any call center operations (whether of Buyer or any other Person) that are merged or otherwise combined into the Pre-Closing Operations.  For the avoidance of doubt, the Operating Division shall not include any call center operations of Buyer or Parent not merged or otherwise combined into the Pre-Closing Operations.

“Operating Expenses” means, for any Calculation Period, all costs incurred in connection with the Operating Division (including, as applicable, the Pre-Closing Operations) originating all Mortgage Loans originated during such Calculation Period, including Applicable Origination Costs, including but not limited to hedging costs, operations costs, corporate overhead and Loss Reserves.

“Operating Revenue” means, for any Calculation Period, the sum of (i) gain on sale of any Mortgage Loans (excluding MSR Value) by the Operating Division and (ii) net interest income of the Operating Division attributable to warehouse financing spreads.

“Operational Limitations” shall have the meaning set forth in Section 2.08(f)(i).

“Organizational Documents” shall mean, with respect to any non-natural Person, (a) such Person’s certificate of incorporation or other charter documents or certificate adopted, filed or registered in connection with the creation, formation or organization of such Person; (b) such Person’s by-laws, if applicable, and (c) any limited liability company agreement, shareholders agreement, or similar Contract among or applying to such Person and the equity holders of such Person.

“Parent” has the meaning set forth in the preamble.

“Parent Balance Sheet” has the meaning set forth in Section 5.05(a).

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent SEC Reports” has the meaning set forth in Section 5.04.

“Parent Series A-1 Preferred Stock” means the Series A-1 Junior Participating Preferred Stock, par value $0.01 per share, of Parent.

“Parent Series B Preferred Stock” means the Series B 9.375% Redeemable Preferred Stock, par value $0.01 per share, of Parent.

“Parent Series C Preferred Stock” means the Series C 9.125% Redeemable Preferred Stock, par value $0.01 per share, of Parent.

“Parent Shares” means 494,017 shares of Parent Common Stock.

“Parent Shares Assignment” has the meaning set forth in Section 3.02(b).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paul Reddam Confidentiality, Non-Compete and Observer Rights Agreement” has the meaning set forth in Section 3.02(a)(i).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, a listing of which is set forth on Schedule 1(a); and (e) other imperfections of title or Encumbrances, if any, that do not cause a material and adverse effect on the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pipeline Commitments” means all of Seller’s unfunded commitments to close Mortgage Loans as of the Effective Date (but excluding commitments with respect to any Mortgage Loan that would be subordinate in priority to any other existing Mortgage Loan encumbering the Mortgaged Property) as part of the Business other than such unfunded commitments that do not meet Buyer’s underwriting criteria.

“Pipeline Loans” means, as of the Effective Date, (a) applications for Mortgage Loans (but excluding any application for a Mortgage Loan that would be subordinate in priority to any other existing Mortgage Loan encumbering the Mortgaged Property) received by Seller as part of the Business and (b) Pipeline Commitments, and in the case of each of (a) and (b), as set forth in Section 4.16(a) of the Disclosure Schedules.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Pre-Closing Operations” shall have the meaning set forth in the definition of Operating Division.

“Pre-Tax Profit” means, for any Calculation Period, the sum of (i) Operating Revenue, plus (ii) MSR Value, minus (iii) Operating Expenses.  For the avoidance of doubt, Pre-Tax Profit (and each component thereof) shall be calculated in accordance with GAAP.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased IP” shall mean the Intellectual Property owned by Seller (a) that is necessary for, or used by Seller prior to the Effective Date in the operation of, the Business or (b) set forth on Schedule 1.1(b).  The Purchased IP shall include the name “CashCall Mortgage” but shall not include the name “CashCall” alone or as used with any other word or mark.  For the avoidance of doubt, Seller shall not use the “CashCall” name in connection with Mortgage Loans at any time after the Closing, including after the Restricted Period, other than in connection with the transition of the Business to Buyer (including with respect to the Pipeline Loans).

“Purchased IT Systems” has the meaning set forth in Section 2.01(e).

“Purchased Tangible Assets” means all items of equipment, machinery, materials, information technology equipment (including computers and printers), furniture and other items of tangible personal property owned by Seller and (a) located at the Subleased Premises, (b) primarily used by a Transferred Employee or (c) set forth on Schedule 1.1(c), but in each case excluding the Purchased IT Systems.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Area” has the meaning set forth in Section 6.10(a).

“Restricted Period” has the meaning set forth in Section 6.10(b).

“Retained Liabilities” has the meaning set forth in Section 2.04.

“SEC” means the United States Securities and Exchange Commission.

“Second Deferred Payment” means an amount in cash equal to $2,500,000.

“Second Earn-Out Period” means the period beginning on March 1, 2015 and ending on December 31, 2015.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” means each employee benefit plan, program, policy or arrangement maintained by Seller or any of its Affiliates and in which any In-Scope Employee participates or is eligible to participate or with respect to which Seller or any of its Affiliates have any Liability with respect to any In-Scope Employee, including any employee benefit plan (as defined in section 3(3) of ERISA) and any other retirement, deferred compensation, incentive compensation, retention, vacation pay or paid time off, change in control, severance pay, bonus or benefit, insurance or hospitalization, or fringe benefit agreements, programs or arrangements.

“Seller Indemnified Party” has the meaning set forth in Section 7.03.

“Seller/Servicer Guides” means (a) the seller and servicer guides utilized by investors for which Seller originates Mortgage Loans and (b) the manuals, guidelines and related employee reference materials utilized by Seller to govern their relationships under which Mortgage Loans originated directly by Seller are made.

“Selling Persons” has means the applicable entity and/or the owners of the applicable entity which are entitled to receive the Net Proceeds in connection with an Exit Event.

“Statute of Limitations Date” means, with respect to each indemnity claim based on a breach of a Tax Warranty, the close of business on the 60th day after the expiration of the applicable statute of limitations under applicable Laws with respect to the particular matter underlying that indemnity claim, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Straddle Period” has the meaning set forth in Section 6.08(b).

“Sublease” has the meaning set forth in Section 3.02(d)(iii).

“Subleased Premises” has the meaning set forth in Section 3.02(d)(iii).

“Sublicense Agreement” means a sublicense agreement with respect to the LOS Software mutually agreed between Buyer and Seller.

“Support Services” has the meaning set forth in Section 6.14(a).

“Tax” (and, with correlative meaning, “Taxes”) shall mean: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and (ii) any liability of Seller for the payments of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Seller under any Tax sharing arrangement or Tax indemnity agreement.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to any Tax (including any schedule or attachment thereto), and including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

“Tax Warranties” means the representations and warranties contained in Section 4.18.

“Third Earn-Out Period” means the period beginning on January 1, 2016 and ending on December 31, 2016.

“Third Party Claim” has the meaning set forth in Section 7.05(b).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Sublease, the Sublicense Agreement, the Paul Reddam Confidentiality, Non-Compete and Observer Rights Agreement, and the other agreements, instruments and documents required to be delivered upon execution of this Agreement or at the Closing, as applicable.

“Transferred Employee” has the meaning set forth in Section 6.05(b).

“Unassigned Asset” has the meaning set forth in Section 2.10(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law.

“Welfare Benefits” has the meaning set forth in Section 6.05(e).

ARTICLE II

PURCHASE AND SALE

Section 2.01                             Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest in, to and under the following assets as they exist on the Closing Date (unless otherwise specifically specified as of another date below), in each case whether tangible or intangible, real, personal or mixed (collectively, the “Purchased Assets”):

(a)                                 the Pipeline Loans, together with all related Mortgage Files, Mortgage Loan Documents and other documentation and files related solely thereto;

(b)                                 the Purchased IP;

(c)                                  the Purchased Tangible Assets;

(d)                                 the Contracts listed on Schedule 2.01(d) (collectively, the “Assigned Contracts”);

(e)                                  the information technology systems and software of Seller described on Schedule 2.01(e) (the “Purchased IT Systems”);

(f)                                   the Customer Database;

(g)                                  all client lists, customer lists, supplier lists, mailing lists, do not call lists and other data necessary or used by Seller prior to the Effective Date in the operation of the Business, including service and warranty records, operating guides and manuals, studies, and correspondence (electronic or otherwise);

(h)                                 [reserved];

(i)                                     the Actions, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims as they exist on or arise after the Effective Date related solely to the Purchased Assets, the Assumed Liabilities and any foreclosure, recovery and other loss mitigation activities commercially reasonably necessary to the operation of the Business, and, with respect to any vendors with whom Seller has conducted business in the year prior to the Effective Date (including, for the avoidance of doubt, any vendor that is a party to an Assigned Contract), all preference or avoidance claims and Actions of Seller related thereto, including any such claims and actions arising under sections 544, 547, 548, 549, and 550 of the Bankruptcy Code, solely to the extent that Buyer continues to engage such vendor in connection with the operation of the Operating Division following the Closing Date;

(j)                                    all rights to receive mail and other communications addressed to Seller necessary to the operation of the Business, the ownership of the Purchased Assets or assumption of the Assumed Liabilities, including any mail and communications from trustees, customers, suppliers, loan servicers, distributors and their respective Representatives;

(k)                                 all goodwill associated solely with the Purchased Assets, including all goodwill associated solely with the Purchased IP and all rights under any confidentiality agreements executed by any third party for the benefit of Seller to the extent relating solely to the Business or the Purchased Assets;

(l)                                     to the extent transferable, all guaranties, warranties, indemnities and similar rights in favor of Seller to the extent necessary to the operation of the Business or attaching to the ownership of any Purchased Asset or Assumed Liability;

(m)                             all rights of Seller to the LOS Software, including any licenses, source code, configuration settings, system documentation, system architecture and designs; provided, that Buyer acknowledges that Seller will have rights to the LOS Software pursuant to the Sublicense Agreement; and

(n)                                 the other assets listed on Schedule 2.01(n).

Section 2.02                             Excluded Assets.  Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling, assigning transferring or conveying, any other assets, properties or rights of Seller or any of its Affiliates, and all such other assets, properties and rights shall be excluded from the Purchased Assets (the “Excluded Assets”).  The Excluded Assets include, without limitation, the following assets and properties of Seller:

(a)                                 [reserved];

(b)                                 all cash and cash equivalents, deposits, bank accounts, short-term investments, securities, equity interests and capital stock held by Seller or its Affiliates;

(c)                                  all accounts receivable of Seller or its Affiliates, except to the extent that such receivable is related solely to a Purchased Asset;

(d)                                 any agreement, Contract, obligation or other undertaking of Seller or any of its Affiliates other than the Assigned Contracts, including any Contract related to the Excluded Businesses and the Contracts listed on Schedule 2.02(d) (each, an “Excluded Contract”);

(e)                                  all of Seller’s investor, repurchase, warehouse and similar liquidity and financing agreements or arrangements and any agreements or arrangements related to the Pipeline Loans, including interest rate locks and related hedges;

(f)                                   Seller’s Intellectual Property other than the Purchased IP;

(g)                                  the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller,  and all employee-related or employee benefit-related files or records;

(h)                                 all rights of Seller to Tax refunds, rebates and similar repayments of Taxes, in each case with respect to any Tax period ending on or before the Closing Date;

(i)                                     all insurance policies of Seller and its Affiliates and all rights to applicable claims and proceeds thereunder;

(j)                                    all Seller Benefit Plans and trusts or other assets attributable thereto;

(k)                                 except as otherwise provided in Section 2.01(i), all rights to any Action available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(l)                                     the rights which accrue or will accrue to Seller under the Transaction Documents;

(m)                             any asset, property or right of Seller relating to the Excluded Businesses;

(n)                                 any contracts or instruments of Seller related to hedging risk related to any loan, including the Pipeline Loans; and

(o)                                 for the avoidance of doubt, any asset, property or right of any Affiliate of Seller.

Section 2.03                             Assumed Liabilities.  Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due, the following Liabilities and obligations of Seller arising out of or relating to the Purchased Assets on or after the Effective Date (collectively, the “Assumed Liabilities”) and only the Assumed Liabilities and no others:

(a)                                 all Liabilities and obligations arising under or related to the Assigned Contracts to the extent related to performance after the Effective Date, except for Liabilities caused by a breach by Seller of its obligations under the Assigned Contracts; and

(b)                                 all Liabilities arising from, or related or attributable to, the ownership of the Pipeline Loans but only to the extent such Liabilities are required to be performed and are related to the period after the Effective Date (including the obligation to pay third party costs and expenses incurred prior to the Closing Date related to the Pipeline Loans in respect of which Seller received services prior to the Closing Date and that were not paid by Seller prior to the Closing Date), except for Liabilities caused by a breach by Seller of its obligations under the Pipeline Loans.

For the avoidance of doubt, Assumed Liabilities shall be included in Operating Expenses for the Operating Division.

Section 2.04                             Retained Liabilities.  Other than the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its Affiliates of any kind or nature whatsoever (all liabilities that are not Assumed Liabilities, collectively, the “Retained Liabilities”), including the following:

(a)                                 any obligation or Liability arising out of or relating to any Mortgage Loan that is not a Pipeline Loan;

(b)                                 any obligation or Liability arising out of or relating to any Pipeline Loan that is not an Assumed Liability;

(c)                                  any obligation or Liability arising out of or relating to the Excluded Businesses;

(d)                                 all Liabilities and obligations for (i) Taxes of Seller and its Affiliates for any period, (ii) Taxes (including, without limitation, any amounts owed by Buyer relating to Taxes pursuant to a contract or otherwise) relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Closing Date, (iii) Straddle Period Taxes for which Seller is responsible pursuant to Section 6.08(b), and (iv) any Taxes for which Seller is responsible pursuant to Section 6.08(a);

(e)                                  any obligation or Liability arising out of or relating to any Contract of Seller that is not an Assigned Contract;

(f)                                   any obligation or Liability of Seller with respect to any employee or former employee of Seller and any obligation or Liability of Seller under or with respect to any Seller Benefit Plan;

(g)                                  any obligation or Liability of Seller arising out of or related to the Excluded Assets;

(h)                                 any obligation or Liability of Seller arising out of this Agreement;

(i)                                     except as otherwise provided in Section 2.01(i), any litigation of Seller;

(j)                                    any Indebtedness of Seller;

(k)                                 except as otherwise specifically set forth herein with respect to the Purchased Assets and Assumed Liabilities, any obligation or Liability of Seller existing immediately prior to the Effective Date or arising out of any transaction entered into by Seller prior to the Effective Date; and

(l)                                     except as otherwise specifically provided herein, any obligation or Liability of any Affiliate of Seller.

Section 2.05                             Purchase Price.  The purchase price for the Purchased Assets shall consist of (i) the Initial Cash Payment, (ii) the First Deferred Payment, (iii) the Second Deferred Payment, (iv) the Net Seller Payments, and (y) the Parent Shares (as such amount may be adjusted pursuant to Section 7.06, the “Purchase Price”).

Section 2.06                             Deferred Payments.  On the date which is six (6) months following the Effective Date, Buyer shall, and Parent shall cause Buyer to, pay to Seller the First Deferred Payment.  On the first anniversary of the Effective Date, Buyer shall, and Parent shall cause Buyer to, pay to Seller the Second Deferred Payment.  Each of the First Deferred Payment and the Second Deferred Payment shall be paid by wire transfer of immediately available funds in accordance with the wire instructions set forth in Schedule A attached hereto (as may be updated by Seller from time to time).

Section 2.07                             Earn-Out Amount.

(a)                                 Determination of Earn-Out Amount.  On the terms and subject to the conditions of this Agreement (including Section 2.08), as additional contingent consideration for the sale of the Purchased Assets by Seller and the other obligations of Seller hereunder, for the period beginning on the Effective Date and ending on December 31, 2017 (the “Earn-Out Period”) and with respect to each Calculation Period within such Earn-Out Period, Buyer shall pay to Seller in immediately available funds, no later than the applicable Net Seller Payment Date, an amount (such amount, an “Earn-Out Amount”) equal to:

(i)                                     for the First Earn-Out Period, 100% of the Pre-Tax Profit of the Operating Division for the First Earn-Out Period;

(ii)                                  for such portion of the initial Calculation Period that occurs during the Second Earn-Out Period and for each other Calculation Period that occurs during the Second Earn-Out Period, 65% of the Pre-Tax Profit of the Operating Division for such Calculation Period;

(iii)                               for each Calculation Period that occurs during the Third Earn-Out Period, 55% of the Pre-Tax Profit of the Operating Division for such Calculation Period; and

(iv)                              for each Calculation Period that occurs during the Fourth Earn-Out Period, 45% of the Pre-Tax Profit of the Operating Division for such Calculation Period.

(b)                                 Earn-Out Statements.  As promptly as practicable, but in any event within thirty (30) days after the end of each Calculation Period, Buyer shall, and Parent shall cause Buyer to, prepare and deliver to Seller a statement setting forth in reasonable detail Buyer’s calculations (with respect to the applicable Calculation Period, “Earn-Out Statement”) of (i) Operating Revenue for such Calculation Period, (ii) Operating Expenses for such Calculation Period, (iii) the MSR Value for such Calculation Period, (iv) Pre-Tax Profit for such Calculation Period, (iv) the Earn-Out Amount for such Calculation Period, (iv) any MSR Value Adjustment for the prior Calculation Period, (v) any Loss Reserves Shortfall as of the end of such Calculation Period, and (vii) the Net Seller Payment for such Calculation Period.

Section 2.08                             Provisions Related to Net Seller Payments.

(a)                                 Payments and Procedures.

(i)                                     Following delivery of an Earn-Out Statement, (A) Seller and its Representatives shall be permitted full access at reasonable times to review the books and records of the Operating Division (including the books and records of Buyer related to the Operating Division or otherwise required to verify Buyer’s calculations with respect to such Earn-Out Statement) and any work papers related to the preparation of the applicable Earn-Out Statement, in each case as reasonably requested by Seller and (B) Buyer shall use its commercially reasonable efforts to respond (during normal business hours and upon reasonable advance notice) to inquiries of Seller and its Representatives regarding questions concerning, or disagreements with, such Earn-Out Statement.  If Seller shall have any disagreement with Buyer’s determinations made in an Earn-Out Statement, then Seller shall notify Buyer of such disagreement in writing within fifteen (15) days after delivery of such Earn-Out Statement, which notice of disagreement shall provide the basis of the disagreement with reasonable specificity.  If Seller does not provide such notice of disagreement within such fifteen (15) day period, Seller shall be deemed to have accepted such Earn-Out Statement (or any portion or element thereof to which Seller has not provided a notice of disagreement within such fifteen (15) day period) and Buyer shall, on such 15th day, pay to Seller in immediately available funds the amount of the related Net Seller Payment.  If any such notice of disagreement is timely provided during such fifteen (15) day period, Buyer and Seller shall use their respective commercially reasonable efforts for a period of fifteen (15) Business Days from the date of Seller’s notice of disagreement (or such longer period as they may mutually agree in writing) to resolve any disagreements.  If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, then at the request of either Buyer or Seller, Buyer and Seller shall engage a nationally recognized independent accounting firm, other than Buyer’s independent accountants and Seller’s independent accountants (such firm, the “Independent Accounting Firm”) to resolve any remaining disagreements.  The Independent Accounting Firm shall rule on the remaining disagreements as promptly as practicable (but in any event no more than forty-five (45) days after its engagement).  The Independent Accounting Firm shall deliver its determination to the parties in writing, and such determination shall be final, binding and non-appealable upon the parties.  Any submissions to the Independent Accounting Firm must be written and delivered to each party to the dispute.  The Independent Accounting Firm shall consider only those items and amounts that are identified as being items which Buyer and Seller are unable to resolve.  The Independent Accounting Firm determination shall be based solely on the applicable definitions contained herein and the provisions of this Agreement.  Buyer and Seller shall each enter into a customary engagement letter with the Independent Accounting Firm and provide, or cause to be provided, such information to the Independent Accounting Firm as it may reasonable request.  Further, the Independent Accounting Firm’s determination shall be based solely on the presentations by Buyer and Seller that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The costs and expenses of the Independent Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each such party bears to the amount actually contested by such party.  For example, if Seller claims a Net Seller Payment is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by the Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Buyer and forty percent (40%) (i.e., 200 ÷ 500) to Seller.

(ii)                                  If Seller has notified Buyer of any disagreement with an Earn-Out Statement in accordance with Section 2.08(a)(i), the date on which the related Earn-Out

Statement is finally determined in accordance with Section 2.08(a)(i) or as mutually agreed in writing by Buyer and Seller is hereinafter referred to as a “Determination Date.”  Within five (5) Business Days after the applicable Determination Date, Buyer shall pay to Seller the additional Net Seller Payment (if any) as so determined.  Regardless of whether Seller has notified Buyer of any disagreement, Buyer shall remain obligated to pay in immediately available funds, no later than the applicable Net Seller Payment Date, the originally determined Net Seller Payment as shown on the applicable Earn-Out Statement as originally submitted by Buyer (it being understood and agreed that by accepting such Net Seller Payment, Seller has not waived any right to dispute the related Earn-Out Statement or to receive any additional Net Seller Payment in respect of the related Calculation Period as may be determined during the dispute resolution process provided for in Section 2.08(a)(i)).

(iii)                               The amount of any Net Seller Payment shortfall (if any) that may be determined in accordance with Section 2.08(a)(i) shall bear interest from and following the applicable Net Seller Payment Date at a rate per annum equal to fifteen percent (15%), simple interest.  Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(b)                                 MSR Value Adjustments.  Buyer and Seller agree that, for purposes of the calculation and payment of the Net Seller Payments pursuant to Section 2.08, the Pre-Tax Profit shall initially be determined using an estimated MSR Value equal to the fair market value of the MSR of applicable Mortgage Loans, as determined by Buyer in good faith.  On the Earn-Out Statement for each Calculation Period after the first Calculation Period, Buyer shall set forth any adjustment (the “MSR Value Adjustment”) to the Net Seller Payment for the prior Calculation Period based on actual gain-on-sale of the MSRs included in the Pre-Tax Profit for such Calculation Period.  Any MSR Value Adjustment to the Net Seller Payment for the prior Calculation Period shall be added to, or deducted from, as applicable, the Net Seller Payment for the current Calculation Period.  In addition, no later than ninety (90) days after delivery of the Earn-Out Statement for the final Calculation Period, Buyer shall deliver to Seller a statement setting forth any MSR Value Adjustment to the Net Seller Payment for the final Calculation Period based on actual gain-on-sale of the MSRs included in the Pre-Tax Profit for such Calculation Period.  All statements delivered pursuant to this Section 2.08(b) shall be subject to Section 2.08(a).

(c)                                  Adjustment to Applicable Origination Costs.  Buyer and Seller acknowledge and agree that, following the Closing, the Applicable Origination Costs are intended to include all Buyer personnel and systems costs (but not any third party costs) related to applicable hedging costs, operational expenses and overhead attributable to the origination of Mortgage Loans by or through the Operating Division.  The parties have initially set the Applicable Origination Costs at $100 per Mortgage Loan.  Following each Calculation Period, Buyer and Seller shall mutually review the actual Applicable Origination Costs attributable to the origination of Mortgage Loans by or through the Operating Division during such Calculation Period and shall, in good faith, determine whether any increase or decrease to the Applicable Origination Costs are necessary or advisable for subsequent Calculation Periods.  Any such increase or decrease that is agreed to by Buyer and Seller shall be evidenced in writing (including email).

(d)                                 Net Losses Adjustments.  If the Net Seller Payment for any Calculation Period is a negative amount (a “Net Loss”), no Net Seller Payment shall be payable for such Calculation Period, and the Net Seller Payment for the next Calculation Period will be made only if and to the extent that the Net Seller Payment for such Calculation Period exceeds the Net Loss in the prior Calculation Period (or prior Calculation Periods occurring during the same calendar year as the current Calculation Period if there were Net Losses for multiple such prior consecutive Calculation Periods).  For the avoidance of doubt, a Net Loss shall only carry over from one calendar year to the next if such Net Loss occurs in the fourth quarter.

(e)                                  Payment of Loss Reserves Shortfall or Loss Reserves Excess.  If any Loss Reserves Shortfall arises after the end of the Earn-Out Period, Seller shall promptly pay to Buyer the amount of any such Loss Reserves Shortfall upon receipt of written notice from Buyer.  Buyer shall pay to Seller, on the date three (3) years after the end of the Earn-Out Period, any Loss Reserves Excess.

(f)                                   Post-Closing Operation of Operating Division.

(i)                                     Between the Closing and the last day of the Earn-Out Period, Seller shall continue to have, subject to Buyer’s complete oversight and control, day-to-day operational authority with respect to the operations of the Business (as owned by Buyer) and the Operating Division, which Seller shall operate in its reasonable judgment.  Notwithstanding the foregoing sentence or anything to the contrary contained in this Agreement, Seller’s operational control with respect to the Operating Division shall also be subject to the following limitations: (A) Seller shall cause any employee-related decisions of the Operating Division (including the hiring and firing of any personnel) to be made in consultation with Buyer’s human resources department and (B) any branding, marketing and compliance activities conducted by Seller with respect to the Operating Division shall be subject to the prior written approval of Buyer, not to be unreasonably withheld, conditioned or delayed (collectively, the “Operational Limitations”).  Each of Buyer and Seller shall keep each other fully informed, in all material respects, with respect to the operation of the Operating Division.  Buyer and Seller agree and acknowledge that Buyer shall have the right to monitor and access any and all financial and operating information with respect to the Operating Division for purposes of financial reporting and compliance with applicable Law and Applicable Requirements, and to impose any requirements in respect thereof (provided, that any such requirements shall be at the expense of the Operating Division and included in Operating Expenses).

(ii)                                  Notwithstanding anything herein to the contrary, Buyer agrees that, without the prior written approval of Seller (which shall not be unreasonably withheld), following the Closing until the last day of the Earn-Out Period: (A) Buyer shall ensure that it and its Affiliates shall not enter into any agreement or transaction with respect to the Operating Division which is not at arms’ length or on commercial terms or other than in the ordinary course of business or which provides for any payment for goods or services at any rate other than one which might reasonably be charged by an independent third party; and (B) except for a transaction or series of transactions that constitutes an Exit Event, Buyer and its Affiliates shall not dispose of or grant any interest in any material portion of the Operating Division or the Purchased Assets, other than in one or a series of transactions with Affiliates of Buyer.  For the avoidance of doubt, no such transfer shall relieve Buyer of its obligations under this Agreement, including with respect to any Net Seller Payment.

(iii)                               If Seller fails to exercise its rights pursuant to subsection (i), above, in good faith, including failing to (A) provide sufficient oversight and control on a timely basis consistent with applicable Laws and Applicable Requirements, or (B) use commercially reasonable efforts to comply with reasonable requests by Buyer, Buyer shall have the right to direct, in part or in full, Seller’s exercise of its day-to-day operational authority with respect to the operations of the Business (as owned by Buyer) and the Operating Division pursuant to subsection (i).

(g)                                  No Security.  The parties hereto acknowledge and agree that (i) the contingent rights to receive any Net Seller Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in Buyer or any of its Affiliates and (ii) Seller shall not be deemed to be, and shall not have any rights as, security holders of Buyer or any of its Affiliates or any other Person as a result of Seller’s contingent right to receive any Net Seller Payment.

Section 2.09                             Allocation of Purchase Price.  For purposes of this Section 2.09, the Purchase Price represents the amount agreed upon by the Parties to be the aggregate value of the Purchased Assets (and the value of the Assumed Liabilities).  Promptly after Closing, Buyer shall retain Eisner Amper LLP to issue a report and allocate the Purchase Price among the Purchased Assets (and the value of the Assumed Liabilities) in a manner consistent with Schedule 2.09 hereto.  Within thirty (30) days following receipt of such report, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price among the Purchased Assets.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal.  Seller agrees that promptly after receiving said Allocation Schedule it shall return an executed copy thereof to Buyer.  Each of Buyer and Seller agrees to file Internal Revenue Service Form 8594, and all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either Seller or Buyer (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”)), in accordance with the Allocation Schedule.  Buyer and Seller further agree to cooperate in the preparation of such 1060 Forms and to file such 1060 Forms in the manner required by applicable Law.  If, following the Closing, Buyer pays to Seller any Net Seller Payment and/or the Appreciation Right Amount, any such amounts shall be treated by Buyer and Seller as additional consideration paid for the Purchased Assets (and the value of the Assumed Liabilities).  Any such amounts paid by Buyer following the Closing shall be allocated for tax purposes in accordance with the Allocation Schedule, and each of Buyer and Seller agrees to file all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either Seller or Buyer (including any 1060 Forms) in accordance with the Allocation Schedule.

Section 2.10                             Non-assignable Assets.

(a)                                 Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.10, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the Consent of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof (each, an “Unassigned Asset”).  Prior to the first anniversary of the Closing Date, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required Consent, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Purchased Assets or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor.  Once such Consent, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Unassigned Asset to which such Consent, release, substitution or amendment relates for no additional consideration.  Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.04(a).

(b)                                 With respect to any Unassigned Asset, Seller shall hold such Unassigned Asset for the benefit of Buyer and deal with such Unassigned Asset in accordance with the reasonable instructions provided by Buyer, and Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Unassigned Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto.  If permissible pursuant to the terms of the Contract governing such Unassigned Asset or otherwise, Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date.  To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Unassigned Asset and all income, proceeds and other monies received by Seller to the extent related to such Unassigned Asset in connection with the arrangements under this Section 2.10.

ARTICLE III

EXECUTION AND CLOSING

Section 3.01                             Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions as contemplated by this Agreement (the “Closing”) will take place at the offices of Seller as of the date that the conditions set forth in Section 3.03 have been satisfied or otherwise waived by Buyer (the “Closing Date”).

Section 3.02                             Deliverables.

(a)                                 Upon execution of this Agreement, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(i)                                     a Confidentiality, Non-Compete and Observer Rights Agreement mutually agreed between Paul Reddam and Buyer (the “Paul Reddam Confidentiality, Non-Compete and Observer Rights Agreement”), duly executed by Paul Reddam; and

(ii)                                  a certificate of the Secretary or an Assistant Secretary of Seller certifying to (A) the Organizational Documents of Seller and (B) the resolutions adopted by Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(b)                                 Upon execution of this Agreement, Buyer shall:

(i)                                     pay to Seller the Initial Cash Payment by wire transfer of immediately available funds in accordance with the wire instructions set forth in Schedule A attached hereto; and

(ii)                                  deliver to Seller the Paul Reddam Confidentiality, Non-Compete and Observer Rights Agreement, duly executed by Buyer.

(c)                                  As promptly as practicable after execution of this Agreement, Parent shall, on behalf of Buyer, issue and deliver to Seller duly executed stock certificate(s) in the name of Seller representing the Parent Shares, which shares shall be duly authorized and validly issued, fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive rights.  Concurrently with delivery of the Parent Shares, Seller shall deliver an assignment separate from certificate to Buyer which assigns the Parent Shares to Parent (the “Parent Shares Assignment”).  The Parent Shares Assignment shall be held in escrow by Buyer until Closing, and the Parent Shares shall be held in escrow by Seller until Closing.  Upon Closing, the Parent Shares shall automatically be released from escrow to Seller.

(d)                                 At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(i)                                     a bill of sale mutually agreed between Buyer and Seller (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)                                  an assignment and assumption agreement mutually agreed between Buyer and Seller (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;

(iii)                               a sublease (the “Sublease”) for the office space located on the second (2nd) and tenth (10th) floors of the property located at 1 City West Boulevard, Orange, CA (the “Subleased Premises”), as mutually agreed by Buyer and Seller, duly executed by Seller;

(iv)                              a consent and estoppel from the master landlord for the Subleased Premises with respect to the Sublease;

(v)                                 all Mortgage Files and Mortgage Loan Documents and all documents (whether in paper or electronic format) listed or described in Section 2.01(a) included in the Purchased Assets, some of which Seller shall deliver through transfer of control of the office space subject to the Sublease;

(vi)                              the Mortgage Files for each Pipeline Commitment, together with any bailee or transmittal letters for such Mortgage Files if Buyer shall have agreed to the terms of such bailee or transmittal letters prior to such date of delivery;

(vii)                           an assignment to Buyer of Seller’s license for the LOS Software, duly executed by Seller and Fidelity Information Services, Inc.;

(viii)                        the third-party Consents listed on Schedule 3.02(d)(viii);

(ix)                              the Sublicense Agreement, duly executed by Seller; and

(x)                                 such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement or that are reasonably requested by Buyer.

(e)                                  At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(i)                                     the Parent Shares Assignment for cancellation;

(ii)                                  the Bill of Sale, duly executed by Buyer;

(iii)                               the Assignment and Assumption Agreement, duly executed by Buyer;

(iv)                              the Sublease, duly executed by Buyer;

(v)                                 the Sublicense, duly executed by Buyer; and

(vi)                              such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement or that are reasonably requested by Seller.

Section 3.03                             Closing Conditions.

(a)                                 Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)                                     The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(ii)                                  No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(iii)                               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)                                 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(i)                                     All approvals, consents and waivers that are listed on Schedule 3.02(d)(viii) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing (or Buyer shall have entered into alternative arrangements satisfactory to Buyer in its sole discretion).

(ii)                                  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(iii)                               Buyer shall have received all Permits, including all licenses for loan officers, that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(iv)                              All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(v)                                 At least 65% of the In-Scope Employees shall have accepted employment with Buyer with a hire date within sixty (60) days of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date (provided, that any statement as to a specific date is true and correct only as of such date).  It is expressly understood and agreed that the disclosure of any fact or item in any section of the Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to the extent the applicability of such disclosure to such other section or subsection is apparent, notwithstanding the omission of an appropriate cross-reference.

Section 4.01                             Organization and Qualification of Seller; Enforceability.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of California, with all requisite corporate power and authority to own, lease and operate its properties related to the Business and to conduct the Business as it is now operated and conducted.  Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Seller is licensed or qualified to do business in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement and the Transaction Documents have been duly executed and delivered by Seller, and, assuming that this Agreement and the other Transaction Document is a valid and binding obligation of the other parties hereto and thereto, this Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by Laws applicable to receivership, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

Section 4.02                             No Conflicts; Consents.  Except for the Consents set forth on Section 4.02 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of any of the Organizational Documents of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Purchased Assets; or (c) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets (including any Assigned Contract).  Seller has delivered to Buyer true and complete copies of all of the Organizational Documents of Seller, in each case as currently in effect, and Seller is not in default thereunder or in violation of any provision thereof.

Section 4.03                             Contracts.

(a)                                 Section 4.03 of the Disclosure Schedules sets forth a true and complete list of all Contracts of the following types (x) to which Seller is a party or by which it is bound and (y) which are used or held for use in, or relate to, in whole or in part, the Business, or to which any of the Purchased Assets is subject (each such Contract, a “Material Contract”):

(i)                                     any Contract of any kind with any director, officer, or employee of Seller or any of its Affiliates, and any Assigned Contract or arrangement of any kind with any Affiliate of Seller;

(ii)                                  any Contract that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $75,000;

(iii)                               any Contract providing for capital expenditures after the Effective Date in an amount in excess of $150,000 individually or in the aggregate;

(iv)                              any Contract with a sales representative, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract pursuant to which Seller acts as any of the foregoing on behalf of any Person;

(v)                                 any Contract affecting the ownership of, leasing of, title to, use of or any material leasehold or other interest in any material real property;

(vi)                              any Contract that contains a lease, sublease or other contractual arrangement under which Seller is lessee of any equipment or other tangible property, other than Contracts that may be terminated on thirty (30) days or less notice (without penalty or premium) or involve payments of less than $75,000 in any year;

(vii)                           except with respect to the Pipeline Loans, any Contract pursuant to which Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any Liability of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(viii)                        any Contract relating to material Indebtedness;

(ix)                              any Contract involving a partnership, joint venture or any other cooperative undertaking involving a sharing of profits, losses, costs or liabilities between or among Seller and any other Person;

(x)                                 any Contract that (A) materially limits the freedom of Seller to engage in any line of business or to compete with any other Person; or (B) restrains, restricts, limits or impedes the ability of Seller to compete with or conduct any business or line of business in any geographic area;

(xi)                              any Contract that is or contains a power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller, or Seller is granted the authority to act for or on behalf of any Person;

(xii)                           any Contract, whether or not fully performed, relating to any acquisition or disposition of any stock of, or any material portion of the assets of, Seller or any other Person, or any acquisition or disposition of any subsidiary, division or line of business of Seller or any other Person;

(xiii)                        any Contract pursuant to which Seller has the right or obligation to sell to any Person any Mortgage Loan;

(xiv)                       any Contract to which any In-Scope Employee is bound which in any manner purports to restrict such In-Scope Employee’s freedom to engage in any line of business or to compete with any other Person;

(xv)                          any Contract that grants to Seller a license or sublicense in any material Intellectual Property (other than for the use of commercially available, non-customized software);

(xvi)                       any Contract under which Seller grants to any third party a license in any material Intellectual Property; and

(xvii)                    any other Contract necessary to operate the Business.

(b)                                 To Seller’s Knowledge, each Assigned Contract is binding against the other parties thereto in accordance with its respective terms and (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on Seller in accordance with its terms (except as may be limited by Laws applicable to receivership, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity) and is in full force and effect. Neither Seller or, to Seller’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Assigned Contract.  No event or circumstance has occurred with respect to Seller that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder.  To Seller’s Knowledge, no event or circumstance has occurred with respect to any other party thereto that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder.

Section 4.04                             Title to Purchased Assets.  Seller has good and valid title to, or, as applicable, a valid leasehold interest in, all Purchased Assets, free and clear of Encumbrances, except for Permitted Encumbrances.

Section 4.05                             Legal Proceedings.  Except as set forth in Section 4.05 of the Disclosure Schedules, (a) there are no material Actions pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business, and (b) neither Seller nor any of its Affiliates is subject to any Governmental Order with respect to the Business or the Purchased Assets.  To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action or Governmental Order.

Section 4.06                             Compliance With Laws.  Except as set forth in Section 4.06 of the Disclosure Schedules, (a) Seller is, and at all times has been, in compliance with all Laws applicable to the ownership and use of the Purchased Assets and the operation of the Business, in all material respects, and (b) Seller has not received any written notice or, to Seller’s Knowledge, other communication, of any such non-compliance by Seller, with respect to the Purchased Assets or the Business, of any Law.

Section 4.07                             Non-Foreign Status.  Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.08                             Brokers.  Except as set forth in Section 4.08 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.09                             Employees and Employee Benefit Plans.

(a)                                 Except as set forth in Section 4.09(a) of the Disclosure Schedules, (i) Seller is not a party to any collective bargaining or other organized labor Contract affecting any In-Scope Employee, (ii) Seller has conducted and currently is conducting the Business in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and are not engaged in any unfair labor or unlawful employment practice, (iii) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Business and, within the past three (3) years, Seller has not experienced any labor strike, slowdown or stoppage in respect of the Business, (iv) to Seller’s Knowledge, no attempt is currently being made or during the past three (3) years has been made to organize any of In-Scope Employees to form or enter into any labor union or similar organization, and (v) to the Seller’s Knowledge, no In-Scope Employee is bound by any Contract or other arrangement which in any manner purports to restrict such In-Scope Employee’s freedom to engage in the Business.  Seller is in compliance with all notice and other requirements under the WARN Act, including any notice, severance or redundancy obligations required.  All independent contractors and consultants providing personal services to Seller have been properly classified as independent contractors for purposes of all Laws with respect to employee benefits.

(b)                                 None of the Seller Benefits Plans or any Benefit Plan to which Seller contributes is subject to Title IV of ERISA or is a multiemployer plan (as defined in section 3(37) of ERISA) and none of Seller’s Benefit’s Plans or any Benefit Plan to which Seller made contributions, was at any time in the past subject to Title IV of ERISA or was a multiemployer plan (as defined in section 3(37) of ERISA).

(c)                                  Except as would not have a Material Adverse Effect, each Seller Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and operation in all material respects with the applicable requirements of the Code, ERISA and other applicable Law and Buyer will not incur any liability under any, or with respect to any, Seller Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.10                             Condition of Purchased Assets.  The Purchased Assets constitute all of the assets, tangible and intangible, necessary for operation of the Business in the manner presently operated by Seller and necessary for operation of the Business in a substantially similar manner immediately following the Closing.  Each Purchased Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

Section 4.11                             Insolvency.

(a)                                 Seller is not now insolvent, and the consummation of the transactions described in this Agreement will not render Seller insolvent or unable to pay any of its Liabilities when due.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)                                 Immediately after giving effect to the consummation of the transactions described in this Agreement:  (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and, to Seller’s Knowledge, threatened Actions, final judgments against Seller in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)                                  Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any creditor.

Section 4.12                             Intellectual Property.

(a)                                 Seller owns or otherwise has the right to use all of the Purchased IP.

(b)                                 Section 4.12(b) of the Disclosure Schedules sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights, and internet domain names included in the Purchased IP, together with (i) the jurisdictions in which each such item of Purchased IP has been issued or registered, or in which any such application for such issuance and registration has been filed, (ii) the registration or application number and (iii) the registration or application date, as applicable.  No such registered Purchased IP has been adjudged invalid or unenforceable, and, to Seller’s Knowledge, there is no basis for such a holding.

(c)                                  To Seller’s Knowledge, no Person is infringing, violating, or misappropriating any Purchased IP, and no such claims have been made against any Person by Seller or any of its Affiliates.  There are no Governmental Orders (other than official actions issued by the U.S. Patent and Trademark Office or similar tribunal) to which Seller or any of its Affiliates is a party or by which they are bound which restrict, in any material respect, any rights to any Purchased IP.

(d)                                 The Purchased IP and the operation of the Purchased Assets and Business, in each case as presently conducted, do not infringe, constitute an unauthorized use, misappropriate or otherwise violate any Intellectual Property or other proprietary right of any Person.  Neither Seller nor any of its Affiliates is the subject of any pending or, to Seller’s Knowledge, threatened Action which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against either Seller or any of its Affiliates or challenging the ownership, use, validity or enforceability of any Purchased IP.

(e)                                  Seller has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased IP, which measures are reasonable in the industry in which the Business operates.

Section 4.13                             Environmental Matters.  Except as would not have a Material Adverse Effect, (i) Seller is in compliance with all Laws relating to the protection of the environment, natural resources or to health and safety (“Environmental Laws”), (ii)  Seller has obtained and maintained all Permits issued pursuant to Environmental Laws that are required to conduct the Business as it is currently conducted and (iii) there has been no release of any waste, material or substance defined, characterized or otherwise classified as a “hazardous”, “pollutant”, “contaminant”, “toxic” or words of similar meaning or effect, including petroleum and its by-products, asbestos or polychlorinated biphenyls under any applicable Environmental Law into the environment as a result of the operations or activities of Seller, or any other Person, at any property owned or leased by Seller that would reasonably be expected to result in any Liability under any Environmental Law.  Seller has not received any written claim or notice of violation from any Governmental Authority, and no such claim or notice is pending or, to Seller’s Knowledge, threatened, alleging that Seller or any of its Affiliates is in violation of, or liable under, any Environmental Law, with respect to the Purchased Assets or the Business.

Section 4.14                             Mortgage Loans.  Except as set forth in Section 4.14 of the Disclosure Schedules:

(a)                                 Compliance with Laws.  Seller has complied in all material respects with the Applicable Requirements and any and all other applicable Laws.  No investor or Person who has purchased Mortgage Loans from Seller during the past seven (7) years has indicated in writing to Seller that it has terminated or intends to terminate its relationship with Seller for poor performance, poor loan quality or concern with respect to Seller’s compliance with Laws or that Seller is in default under or not in compliance with any Applicable Requirements.

(b)                                 Good Title.  The sale, transfer and assignment by Seller to Buyer of the Pipeline Loans, and the instruments required to be executed by Seller and delivered to Buyer pursuant to the Applicable Requirements are, or will be on the Closing Date, valid and enforceable in accordance with their terms and will transfer the Pipeline Loans to Buyer, free and clear of any Encumbrances.  Seller has full right and authority, subject to no interest of or agreement with any other Person, to sell and assign the Pipeline Loans to Buyer pursuant to this Agreement.

(c)                                  Fraud.  No fraud occurred on the part of Seller or, to Seller’s Knowledge, any mortgagor, in connection with any Pipeline Loan for which Buyer would be liable to an investor, Insurer or other Person.

(d)                                 Data Files.  As of the Closing Date, Seller shall have made available to Buyer the Mortgage Files and Mortgage Loan Documents with respect to each Pipeline Loan and all material information contained in each such Mortgage File and Mortgage Loan Document shall be true, complete and correct as of the Closing Date.

(e)                                  Anti-Money Laundering/OFAC. Seller has complied with all applicable anti-money laundering Laws (the “Anti-Money Laundering Laws”) in all material respects, and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws.

Section 4.15                             Pipeline Commitments.  Each Pipeline Commitment complied in all material respects with Applicable Requirements for the stage of processing that had been achieved as of the Closing Date based on the investor or Insurer program under which Seller originated the Pipeline Commitment, including compliance with applicable Laws and procurement of required settlement services (e.g., appraisal, title and insurance).

Section 4.16                             Pipeline Loans; Hedging Arrangements.

(a)                                 Section 4.16(a) of the Disclosure Schedules sets forth a list and description of all Pipeline Loans as of the close of business on the Business Day preceding the Effective Date (and shall be updated as of the Business Day preceding the Closing Date), which description includes, with respect to each Pipeline Loan: (i) the loan number; (ii) the anticipated principal balance; (iii) the product type; (iv) the state in which the residential property securing such Pipeline Loan is located; (v) the interest rate, if such Pipeline Loan is a Locked Pipeline Loan; (vi) if known to Seller, the closing date; and (vii) whether the Pipeline Loan has been approved by Seller and the applicable investor.

(b)                                 All interest rate locks on Locked Pipeline Loans have been conducted and managed in Seller’s ordinary course of business consistent with past practice and customary mortgage banking practices.

(c)                                  To Seller’s Knowledge, none of the Pipeline Loans was previously rejected for purchase by any investor or for insurance by any Insurer.

Section 4.17                             Permits.  Except as set forth in Section 4.17 of the Disclosure Schedules, Seller is in compliance in all material respects with all required Permits and applicable Laws in relation to those Permits.  To Seller’s Knowledge, no suspension, cancellation, modification, revocation or nonrenewal or renewal with more onerous conditions of any Permit is pending.

Section 4.18                             Taxes.

(a)                                 (i) All Tax Returns that are or were required to be filed by or with respect to Seller and the Purchased Assets have been filed on a timely basis in accordance with applicable Law and are true and complete in all material respects; (ii) all amounts of Taxes due for the periods covered by such Tax Returns (whether or not shown on any Tax Return) have been paid in full, and all amounts of estimated Taxes required to be paid in respect of Seller have been paid in full when due in accordance with applicable Law; (iii) there are no Encumbrances relating or attributable to Taxes with respect to, or in connection with, the Purchased Assets; (iv) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) no Action is pending, proposed or threatened against or with respect to Seller regarding Taxes; (vi) Seller has not waived any statute of limitations in respect of Taxes associated with the Purchased Assets which waiver is currently in effect; (vii) Seller has complied with all applicable Laws relating to the withholding of Taxes (including information reporting) with respect to the Purchased Assets; (viii) none of the Purchased Assets is properly treated as owned by persons other than Seller for income Tax purposes; and (ix) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b)                                 No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.  Except as set forth on Section 4.18(b) of the Disclosure Schedules, no payment, or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

Section 4.19                             Financial Statements.  Seller has heretofore delivered to Buyer the following financial statements (collectively, the “Financial Statements”):  (a) the balance sheet and statement of income of the Business, as of each of the years ended December 31, 2011, 2012 and 2013; and (b) the balance sheet and statement of income for the eleven (11) months ended November 30, 2014.  Each of the Financial Statements is true, complete and correct in all material respects, was prepared from the books and records kept by Seller for the Business, and fairly presents the financial position of Seller as of such dates, and the results of Seller’s operations in all material respects.

Section 4.20                             Books and Records.  The books of account and other records of Seller related to the Business, all of which have been made available to Buyer, have been maintained in accordance with sound business practices.

Section 4.21                             Parent Shares and Securities Laws Compliance.

(a)                                 Seller acknowledges and agrees that the Parent Shares shall be restricted shares which cannot be sold until six (6) months after the Closing Date.

(b)                                 Seller has a net worth sufficient to bear the economic risk (including the entire loss) of its investment made in the Parent Shares.

(c)                                  Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the rules and regulations of the Securities Act.

(d)                                 Seller understands that it is acquiring the Parent Shares without being furnished any prospectus or offering circular, other than a copy of this Agreement, a copy of Parent’s annual report on Form 10-K for the year ended December 31, 2013 and a copy of the Parent’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2014.

(e)                                  Seller is aware that the Parent Shares have not been registered or qualified, nor is registration or qualification contemplated, with the SEC under the Securities Act or any state securities law.  Accordingly, the Parent Shares may not be sold or otherwise transferred or hypothecated unless they are subsequently registered or qualified under the Securities Act or applicable laws or if, in the opinion of counsel, an exemption from registration or qualification thereunder is available and the transaction will not jeopardize the availability of the exemptions under applicable federal and state securities laws relied upon by Parent in connection with the offering in which Seller acquired the Parent Shares.

(f)                                   Seller acknowledges that the Parent Shares were not offered by means of any general solicitation or advertising.

(g)                                  Seller is acquiring the Parent Shares solely for its own account, for investment purposes only, and not with an intent to sell, or for resale in connection with any distribution of all or any portion of the Parent Shares within the meaning of the Securities Act.

(h)                                 Seller acknowledges and agrees that the certificates representing the Parent Shares shall each contain such restrictive legends as may be required under applicable state and federal securities laws with respect to the transferability of such securities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Each of Parent and Buyer, jointly and severally, represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date (provided, that any statement as to a specific date is true and correct only as of such date).

Section 5.01                             Organization and Authority; Enforceability.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of California.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland.  Each of Parent and Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Parent and Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Buyer, as applicable.  This Agreement and the Transaction Documents have been duly executed and delivered by each of Parent and Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Transaction Documents constitute legal, valid and binding obligations of each of Parent and Buyer enforceable against each of Parent and Buyer in accordance with their respective terms, except as such enforceability may be limited by Laws applicable to receivership, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

Section 5.02                             No Conflicts; Consents.  The execution, delivery and performance by each of Parent and Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Parent or Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have (x) a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or (y) a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole.

Section 5.03                             Capitalization.  The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent, consisting of 2,500,000 shares of Parent Series A-1 Preferred Stock, 2,000,000 shares of Parent Series B Preferred Stock and 5,500,000 shares of Parent Series C Preferred Stock.  9,587,972 shares of Parent Common Stock are issued and outstanding (none of which are held in Parent’s treasury), no shares of Parent Series A-1 Preferred Stock are issued or outstanding, 665,592 shares of Parent Series B Preferred Stock are issued and outstanding (none of which are held in Parent’s treasury) and 1,405,086 shares of Parent Series C Preferred Stock are issued and outstanding (none of which are held in Parent’s treasury).  Except for the convertible promissory notes due 2018 in the aggregate principal amount of $20 million issued pursuant to a Note Purchase Agreement dated as of April 29, 2013, no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which Parent’s stockholders may vote are issued or outstanding.  All outstanding shares of Parent Common Stock are duly authorized and validly issued and were not issued in violation of any preemptive or other similar rights.  Except as set forth above or under the terms of the Omnibus Incentive Plan of Parent, effective as of July 20, 2010, there are no outstanding (a) voting securities of Parent; (b) securities of Parent convertible into, or exchangeable or exercisable for, voting securities of Parent; (c) options, warrants, calls, rights, commitments or agreements to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, voting securities of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement; (d) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any voting securities or ownership interests in, Parent; and (e) voting trusts, proxies, or other similar agreements or understandings to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound with respect to the voting of any securities of Parent or any of its subsidiaries.  On the Effective Date, the shares of Parent Common Stock to be issued hereunder to Buyer will be duly authorized and validly issued, fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive rights.

Section 5.04                             SEC Filings.  Since December 31, 2009, Parent has timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “Parent SEC Reports”).  Each of the Parent SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Parent SEC Reports made after the date hereof, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  None of the Parent SEC Reports, as amended prior to the date hereof, contained, and in the case of the Parent SEC Reports made after the date hereof will not contain, at the time they were filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for those statements (if any) as had been modified by subsequent filings with the SEC prior to the date hereof.  No subsidiary of Parent is required to file any forms, reports or other documents with the SEC.  Parent has established a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.05                             Financial Statements; Absence of Changes or Events.

(a)                                 The audited consolidated financial statements (including the related notes and schedules) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC (the balance sheet therein, the “Parent Balance Sheet”) (i) complied, or financial statements filed after the date hereof and prior to the Closing will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared, or with respect to such financial statements filed after the date hereof will be prepared, in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except to the extent disclosed therein or required by changes in GAAP) and (iii)  fairly present, or with respect to such financial statements filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Parent and its subsidiaries for the respective periods indicated.

(b)                                 Since the date of the Parent Balance Sheet there has not occurred, and neither Parent, nor any of its subsidiaries (including Buyer) has incurred or suffered, any change, circumstance, effect, event or fact that has resulted in a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole.

Section 5.06                             Brokers.  Except for any fee payable to Keefe, Bruyette & Woods, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Parent or Buyer.

Section 5.07                             Compliance with Law.  Each of Parent and Buyer (a) is in material compliance with all applicable Laws, (ii) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business and (c) Parent and its subsidiaries (including Buyer) are in material compliance with the terms of such permits, licenses, variances, exemptions, orders, franchises and approvals.  No material investigation or review by any Governmental Authority with respect to Parent or any of its subsidiaries (including Buyer) is pending or, to the Knowledge of Parent, threatened.

Section 5.08                             Insolvency.

(a)                                 Neither Parent nor Buyer is now insolvent, and the consummation of the transactions described in this Agreement will render neither Parent nor Buyer insolvent or unable to pay any of its respective Liabilities (including the Assumed Liabilities, the First Deferred Payment, the Second Deferred Payment and the Net Seller Payments) when due.  As used in this section, “insolvent” with respect to Buyer means that the sum of the debts and other probable Liabilities of Buyer (including the Assumed Liabilities, the First Deferred Payment, the Second Deferred Payment and the Earn-Out Amount) exceeds the present fair saleable value of Buyer’s assets and the Purchased Assets).

(b)                                 Immediately after giving effect to the consummation of the transactions described in this Agreement:  (i) Buyer will be able to pay its Liabilities (including the Assumed Liabilities and the Net Seller Payments)) as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Buyer will have assets (calculated at fair market value) that exceed its Liabilities (including the Assumed Liabilities, the First Deferred Payment, the Second Deferred Payment and the Net Seller Payments); and (iv) taking into account all pending and threatened Actions, final judgments against Buyer in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer.  The cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 5.09                             Financial Ability.  Parent and Buyer will have (when required under this Agreement) immediate access to all funds necessary to pay the Purchase Price and Parent and Buyer will have (when required under this Agreement) the financial capacity to perform all of its other obligations under this Agreement.

ARTICLE VI

COVENANTS

Section 6.01                             Conduct of Business Prior to the Closing.

(a)                                 Maintenance of the Business.  From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

(b)                                 Pipeline Loans.  From the Effective Date until the Closing, Seller shall sell all Pipeline Loans (together with all related Mortgage Files, Mortgage Loan Documents and other documentation and files related solely thereto) closed by Seller to Buyer at par, such that Buyer receives the financial benefit of such Pipeline Loans from and after the Effective Date.  In connection with the sale of such Pipeline Loans to third parties, consistent with past practice, Seller shall pay to Buyer $100 per Pipeline Loan.  In addition, to compensate Seller for its services in connection with the origination of such Pipeline Loans prior to the Effective Date, Buyer shall pay to Seller $150 per Pipeline Loan.

(c)                                  HSR Filing.  Each party hereto shall, as promptly as possible, make, or cause or be made, all filings and submissions under the HSR Act.  Each party shall cooperate fully with the other party and its Affiliates in promptly making such filings and submissions.

Section 6.02                             Access to Information.  From the date hereof until the Closing, and subject to requirements of Law applicable to the exchange of consumer information and other confidentiality obligations of Seller, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect such properties, assets, premises, books and records, Contracts and other documents and data of Seller relating to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business.  Any investigation pursuant to this Section 6.02 shall be conducted during normal business hours on reasonable advance notice and in such manner as not to interfere unreasonably with the conduct of the Business or the Excluded Businesses. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03                             No Solicitation of Other Bids.

(a)                                 Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)                                 In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04                             Notice of Certain Events.  From the date hereof until the Closing, Seller shall promptly notify Buyer, and Buyer shall notify Seller, in writing of:

(a)                                 any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Buyer, as applicable, hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 3.03 to be satisfied;

(b)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)                                  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d)                                 with respect to Seller, any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities; and

(e)                                  with respect to Buyer, any Actions commenced or, to Parent’s Knowledge, threatened against, relating to or involving or otherwise affecting this Agreement or the transactions contemplated hereby.

Section 6.05                             Employees and Employee Benefits.

(a)                                 Offers of Employment.  Buyer shall make offers of employment (each, an “Employment Offer”) to the employees of Seller listed on Schedule 6.05(a) (each, an “In-Scope

Employee”) for a position substantially similar to the position held by the In-Scope Employee immediately prior to the Closing Date at a location that is no more than ten (10) miles from such In-Scope Employee’s principal place of employment on the Closing Date.  Such offers shall be extended at such times and effective as of such dates as shall be determined by mutual agreement between Buyer and Seller (with each party acting in good faith to provide for such offers to be extended as soon as practicable on or following the Closing Date) (the actual date of hire of each In-Scope Employee pursuant to such offers is hereinafter referred to as such In-Scope Employee’s “Hire Date”).  Seller shall use its best efforts to assist Buyer in hiring the In-Scope Employees.  In order to avoid any Liabilities to Seller or any of its Affiliates under the WARN Act with respect to any In-Scope Employees, the offer of employment by Buyer to each In-Scope Employee shall provide for (i) a rate of base pay that is at least as favorable (in amount) as provided to such In-Scope Employee immediately prior to the Closing Date, and (ii) subject to the provisions of Section 6.05(b), employee benefits under employee benefit plans that are no less favorable in the aggregate as those provided to similarly situated employees of Buyer.  Any Employment Offer accepted by an In-Scope Employee shall be deemed to be effective as of the applicable Hire Date.  The In-Scope Employees who accept an Employment Offer and become employees of Buyer as of the applicable Hire Date are herein collectively referred to as the “Transferred Employees”.  In the event that any In-Scope Employee rejects Buyer’s offer of employment pursuant to this Section 6.05(a), Seller shall terminate the employment of such In-Scope Employee as of the applicable Hire Date.  For the avoidance of doubt, the employment of each Transferred Employee with Seller and its Affiliates shall be deemed to have terminated effective as of the applicable Hire Date.  Without limitation on Seller’s rights to reimbursement pursuant to Section 6.05(f)(iii), Seller will be solely responsible for and shall pay out (and Buyer shall have no obligations whatsoever to assume any obligation therefor) all accrued wages and accrued and unused vacation pay, sick pay and all other accrued and vested benefits (including any severance amounts payable and any retiree medical benefits) to each Transferred Employee as of the date of termination of each Transferred Employee (“In-Scope Employee Termination Payments”).  Seller shall be responsible for compliance with all Laws relating to the termination of each Transferred Employee.

(b)                                 Benefit Plan Participation; Credit for Service; Preexisting Conditions; Coordination.  For the period beginning on the applicable Hire Date and ending through the end of the month in which the applicable Hire Date occurs (the “Health Benefit Termination Date”), each Transferred Employee (and his or her covered dependents) shall continue to participate in the Seller Benefit Plans that are group health plans.  With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Transferred Employee, effective as of the Hire Date (or, with respect to group health coverage, the Health Benefit Termination Date), Buyer shall, or shall cause its Affiliate to, use commercially reasonable efforts to recognize all service of the Transferred Employees with Seller (and its Affiliates), as if such service were with Buyer, for vesting and eligibility purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Seller Benefit Plans.  With respect to any health or welfare plan maintained by Buyer or any of its Affiliates under which any Transferred Employee is eligible to participate after the Hire Date, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees, in each case to the extent satisfied under the corresponding Seller Benefit Plan, and provide each Transferred Employee with credit for any co-payments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the Hire Date (or, in the case of group health coverage, the Health Benefit Termination Date) under a corresponding Seller Benefit Plan in satisfying such corresponding plan’s deductible or out-of-pocket requirements, to the extent applicable under such plan and in each case to the extent permitted under any applicable insurance policy or as agreed to by the insurer.

(c)                                  Seller Benefit Plans.  Effective as of the applicable Hire Date (or, in the case of group health coverage, the Health Benefit Termination Date), the Transferred Employees shall cease active participation in any Seller Benefit Plan.

(d)                                 Welfare Benefits.  Seller and its Affiliates shall be solely responsible for (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation, in each case incurred by or with respect to any Transferred Employee prior to the Hire Date (or, in the case of group health coverage, the Health Benefit Termination Date), (B) claims relating to COBRA coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur prior to the Hire Date (or, in the case of group health coverage, the Health Benefit Termination Date); and (C) claims relating to COBRA coverage attributable to “qualifying events” with respect to any other Employee of Seller and his or her beneficiaries and dependents which are unrelated to transactions contemplated by this Agreement.  Buyer and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee on or after the Hire Date (or, in the case of group health coverage, the Health Benefit Termination Date), (B) claims relating to COBRA coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after the Hire Date (or, in the case of group health coverage, the Health Benefit Termination Date), and (C) the direct costs incurred by the Seller in providing COBRA attributable to “qualifying events” with respect to any In-Scope Employee and his or her beneficiaries and dependents which occurs as a result of the failure of Buyer to offer employment to such In-Scope Employee as required by Section 6.05(a) above (or the failure of Buyer to hire any In-Scope Employee who accepts such offer).  For purposes of the foregoing, a medical, dental or vision care claim shall be considered incurred when the services are rendered, the supplies are provided or the medication is dispensed, and not when the condition arose.  A disability or workers’ compensation claim shall be considered incurred prior to the Hire Date if the injury or condition giving rise to the claim occurs prior to the Hire Date, but only if such claim is actually filed on or prior to the six (6) month anniversary of the Hire Date or such shorter amount of time as may be required by any applicable disability or workers’ compensation program.  A life insurance claim shall be considered incurred prior to the Hire Date if the death occurs prior to the Hire Date.  Otherwise, a claim shall be deemed incurred at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(e)                                  WARN Act.  Seller agrees to provide any required notice under the WARN Act and any other applicable state or local law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting Transferred Employees and occurring prior to or at the Closing or arising as a result of the transactions contemplated hereby.

(f)                                   Interim Period.

(i)                                     During the period commencing on the Effective Date and ending on the applicable Hire Date with respect to each In-Scope Employee (the “Interim Period”), except as otherwise provided in this Agreement (including Section 6.05(f)(ii)), Seller shall be the sole employer of, and solely responsible for all salary, wages, employment, payroll and other compensation or benefits of and liabilities (including withholding Taxes and payments to federal, state, and local taxing authorities) owed to or in respect of, and compliance with Laws and requirements in respect of, such In-Scope Employee.  In performing their respective duties hereunder, such In-Scope Employees shall be under the direction, control and supervision of Seller; and Seller shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such In-Scope Employees.

(ii)                                  Buyer shall reimburse Seller for all reasonable and necessary out-of-pocket costs and expenses incurred and paid by Buyer in respect of each In-Scope Employee during the applicable Interim Period (collectively, “Interim In-Scope Employee Expenses”), including, but not limited to:

The base monthly salary or monthly wages, and any other type of cash compensation paid by Seller to the In-Scope Employee for work performed during the Interim Period, such as overtime and bonuses;

Expenses incurred by Seller with respect to each In-Scope Employee that are not included in clause (A) above that arise as a result of the In-Scope Employee’s work for Buyer, including, but not limited to, reserves for any workers’ compensation claims arising out of a work accident while the In-Scope Employee is performing work for Buyer during the Interim Period;

(C)                               Reasonable and necessary travel and business related expenses incurred by Seller in furtherance of Buyer’s business and paid or reimbursed to an In-Scope Employee by Seller as authorized by Seller’s standard travel and business reimbursement policy;

(D)                               All assessments, premiums or other taxes incurred and paid by Seller with respect to the In-Scope Employees during the Interim Period; provided that Buyer shall not be responsible for any tax restarts; and

(E)                                Without duplication, any portion of the In-Scope Employee Termination Payments to the extent accrued with respect to the period on and after the Effective Date.

Seller shall invoice Buyer on a monthly basis for all Interim In-Scope Employee Expenses (each, a “Monthly Invoice”).  All Monthly Invoices shall be due and payable within thirty (30) days after receipt of the Monthly Invoice by Buyer.  All Interim In-Scope Employee Expenses shall be counted as Operating Expenses of the Operating Division.

(g)                                  No Right to Continued Employment; No Third Party Beneficiaries.  This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06                             Confidentiality.

(a)                                 No party may disclose the terms and specific provisions of this Agreement or any Transaction Document except (a) to its Representatives with a need to know such contents, (b) to the extent that such party believes in good faith that such disclosure is required to be made by applicable Law or by applicable stock exchange listing regulations (based upon the advice of legal counsel) or (c) for those contents of this Agreement that become generally available to the public other than as a result of a disclosure by such party or its Representatives in violation of this Section 6.06.  If any party is or becomes legally compelled or otherwise believes in good faith that it is required by applicable Law or stock exchange listing regulations to disclose any specific provisions of this Agreement or any Transaction Document (based upon the advice of legal counsel), such party will promptly notify Buyer (in the case of Seller) or Seller (in the case of Buyer) so that the parties may cooperate to obtain a protective order, confidential treatment or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, the disclosing party will furnish only that portion of the Agreement, ancillary document or instrument or exhibit or schedule thereto which they are advised by written opinion of counsel that they are legally required to disclose and shall use their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded.  No party will oppose any action taken by any other party to obtain a protective order or other reliable assurance that such confidential treatment will be so accorded, and the parties shall cooperate to obtain such order or other assurances.

(b)                                 From and after the Effective Date, Seller shall, and shall cause its Affiliates to, hold, and shall use reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, directly related to the Business, except to the extent that Seller can show that such information (a) is generally available to the public through no fault of Seller, any of its Affiliates or its Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or its Representatives from and after the Effective Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller or any of its Affiliates or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07                             Public Announcements.  Seller shall not issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of Buyer.  Parent or Buyer shall be permitted to issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of Seller only to the extent Parent believes in good faith that it is required by applicable Law, any listing or trading agreement, or the rules and regulations of any stock exchange, including but not limited to the filing by Parent of a Current Report on Form 8-K (the “Buyer 8-K”) to report execution of this Agreement.  In connection with the preparation of the Buyer 8-K, Seller shall, upon request by Buyer, furnish Buyer with all information as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement.  At or after the execution of this Agreement, Seller and Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement.  Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its Representatives.

Section 6.08                             Taxes.

(a)                                 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due.  Seller and Buyer shall cooperate to timely file any Tax Return or other document with respect to such Taxes or fees (and shall each bear fifty percent (50%) of all reasonable expenses with respect thereto as reasonably necessary).

(b)                                 With respect to any Tax year or period that begins before the Closing Date and ends after the Closing Date (each, a “Straddle Period”), (i) all real estate, personal property and similar ad valorem Taxes and, more generally, all Taxes which accrue with the passage of time that relate to the Purchased Assets shall be prorated based on the number of days in such period that occur on or before the Closing Date, on the one hand, and the number of days in such period that occur after the Closing Date, on the other hand and (ii) all other Taxes for such periods shall be allocated to the period ending on the Closing Date based on an interim closing of the books at the end of the Closing Date.  Seller shall be responsible for all Straddle Period Taxes allocable to the portion of a Straddle Period ending on the Closing Date and Buyer shall be responsible for all Straddle Period Taxes allocable to the portion of a Straddle Period beginning after the Closing Date.

(c)                                  After the Closing, each of Seller and Buyer shall: (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Purchased Assets; (iii) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents with respect to Taxes relating to the Purchased Assets; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments with respect to Taxes relating to the Purchased Assets for taxable periods for which the other may have a liability under this Section 6.08, Section 7.02 or otherwise; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.  In the event of an audit or administrative or court proceeding with respect to Taxes relating to the Purchased Assets for taxable periods for which Seller may have a liability under this Section 6.08, Section 7.02 or otherwise, Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding to the extent relating to Taxes applicable to the Purchased Assets.

Section 6.09                             Further Assurances; Efforts to Close.

(a)                                 Following the Effective Date, upon the reasonable request of the other party hereto, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Each of Seller, Buyer and Parent will use its reasonable efforts to take such actions and do such things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).  Each such party shall cooperate with the other in connection with all actions to be taken in connection with the foregoing sentence, including giving notices to third parties and obtaining any necessary Permits or other licenses or approvals from Governmental Authorities, and will use its reasonable efforts to obtain, at its sole cost and expense, any such consents of third parties, Permits, licenses or approvals it is so obligated to obtain.

Section 6.10                             Non-Competition; Non-Solicitation.

(a)                                 Seller agrees and acknowledges that a significant portion of the consideration in this Agreement is the goodwill of Seller and that Buyer would not have entered into this Agreement unless it included such goodwill. As such, Seller agrees to be bound by the following narrowly tailored provisions that require Seller to refrain from carrying on a similar business in the United States of America (the “Restricted Area”).

(b)                                 Except as specifically provided in this Section 6.10, for a period beginning on the Closing Date and ending on the date which is four (4) years after the Effective Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) engage in or assist others in engaging in, the Business in or from the Restricted Area; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Restricted Area in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant.  Notwithstanding the foregoing, (a) in the event of a Buyer Event of Breach, Seller’s obligations pursuant to this Section 6.10(b) shall be suspended until such Buyer Event of Breach is cured, and (b) Seller may own, directly or indirectly, securities of any Person if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c)                                  During the Restricted Period, Seller agrees that Seller will not, directly or indirectly, cause or induce any material actual client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Business and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business as of the date hereof, to terminate or modify any such actual or prospective relationship.

(d)                                 During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any In-Scope Employee or any employee who is or was employed in the Business during the Restricted Period, or induce any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.10(d) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 30 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(e)                                  Seller understands that Buyer will be irreparably damaged, in an amount that may be impossible to ascertain, if the provisions of this Section 6.10 are not strictly adhered to and complied with by Seller.  In the event of breach by Seller of any provision of Section 6.10, Seller agrees that Buyer shall be entitled, in addition to reasonable attorneys’ fees, costs and remedies otherwise available to Buyer at Law or in equity, to seek injunctions, restraining such threatened, intended or actual breach.

(f)                                   Seller acknowledges that the restrictions contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.11                             Preservation of Records; Post-Closing Cooperation in Connection with Actions.

(a)                                 Seller agrees that its shall preserve and keep the records held by it and its Affiliates relating to the Business and the Purchased Assets for a period of seven (7) years from the Closing Date and shall make such records and personnel reasonably available to Buyer and its Representatives (including for inspection and copying) as may be reasonably requested by Buyer in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Buyer or any of its Affiliates or in order to enable Buyer to comply with its obligations under this Agreement and each other Transaction Document.

(b)                                 Buyer shall, and Parent shall cause Buyer to, preserve and keep the Mortgage Files, Mortgage Loan Documents and all other documentation and files related thereto for a period of seven (7) years from the Closing Date and shall make such files reasonably available to Seller and its Representatives (including for inspection and copying) as may be reasonably requested by Seller in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or any of its Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each other Transaction Document.

(c)                                  Subject to the provisions of this Section 6.11, from and after the Closing Date, Parent shall, and shall cause each of its subsidiaries (including Buyer) to, reasonably and actively cooperate in good faith with Seller in order to enable Seller to respond to CashCall Claims.  Such cooperation shall include (i) the provision to Seller of all records and information relating to the Purchased Assets concerning CashCall Claims as reasonably requested by Seller, (ii) making employees (and, to the extent reasonably feasible, former employees) reasonably available on a mutually convenient basis to provide information concerning CashCall Claims and explanation of any materials provided hereunder, (iii) making employees (and, to the extent reasonably feasible, former employees) reasonably available on a mutually convenient basis for purposes of investigating any CashCall Claim, as well as the preparation of any work in connection with any CashCall Claims, (iv) making employees (and, to the extent reasonably feasible, former employees) available to provide testimony at a deposition, trial or other proceeding concerning any CashCall Claim, (v) providing Seller with reasonable access to materials, documents, emails and data residing with or in the possession, custody or control of Buyer, its subsidiaries or employees (and to the extent reasonably feasible, former employees) relating to any CashCall Claim and (vi) consultation and coordination regarding Seller’s defense or prosecution of any CashCall Claim.  To the extent that Seller and Buyer and any of their subsidiaries or Affiliates are parties to the same CashCall Claim, the parties shall consult as to strategy and seek to coordinate their actions.  The parties agree that, unless otherwise provided in this Agreement (including pursuant to Article VII hereof), all out-of-pocket third party costs and expenses (for the avoidance of doubt excluding allocation of overhead or employer costs) incurred in connection with this Section 6.11 (including, for the avoidance of doubt, any records or information relating to any employee benefits) shall be at the sole cost and expense of the party requesting such information.

(d)                                 Each of Seller and Buyer agree, on behalf of itself, its Affiliates and its respective legal counsel and other representatives and advisors, that any communications or materials shared between the parties or their Representatives regarding any CashCall Claim, without regard to whether such communications or materials were shared prior to the Closing Date, are intended to be and shall be deemed strictly confidential and protected to the fullest extent permitted by Law, including pursuant to the attorney-client privileges, the work product doctrine, the joint defense privilege, the self critical analysis privilege and any other privilege or immunity available under applicable Law, whether or not so identified or marked.  The protection from disclosure includes, but is not limited to, disclosure in litigation relating to CashCall Claims or any other Actions.

(e)                                  Seller and Buyer agree that if, in connection to a CashCall Claim, any attempt is made by any third party to secure or obtain materials, the other party shall be promptly notified and shall be given copies of any writings or documents, including subpoenas, summonses and the like, which relate to the attempt by the third party to obtain the information.  The parties further agree that if a request is made in connection with a CashCall Claim, whether formally or informally, by any Person or entity (whether a Governmental Authority or otherwise) for Buyer or its Affiliates to make available, for any purpose, including interviews or taking of testimony, any current or former employees, any current or former employees of Seller or any of its Affiliates, materials, records and information relating to CashCall Claims (or any other matters in which Seller, Buyer or any of their respective Affiliates has a continuing interest), neither Seller, Buyer nor their respective Affiliates may disclose any of the foregoing or make any employees of Buyer or any of its Affiliates or employees of Seller or any of their Affiliates available, unless and until (i) the Person proposing to make the disclosure notifies the other party to this Agreement of such request (such notice to include the provision of copies of any writings or documents, including subpoenas, summonses and the like, which relate to the request by such Person or entity (whether a Governmental Authority or otherwise) to obtain such information) and (ii) the party receiving such notice is given reasonable time to take all reasonable steps necessary to prevent or limit (x) disclosure of any materials or records or information or (y) the making available of any employees of Buyer or any of its Affiliates and employees of Seller or any of its Affiliates.  The parties agree that nothing herein shall require any party hereto to (I) take any action as may be prohibited or refrain from taking any action as may be required by Law, as determined by such party in its sole discretion, (II) take any actions that would unreasonably interfere with the operation of the respective businesses of Buyer or Seller or their respective Affiliates, (III) take any actions that would result in any waiver of attorney-client privilege or violate the terms of any Contract to which any of them is a party or to which any of their respective assets are subject.

Section 6.12                             Misdirected Payments and Assets.  To the extent that Buyer or any of its Affiliates, on the one hand, or Seller or any of its Affiliates, on the other hand, receive payment of an account, trade or note receivable or other payment from a customer or any other obligor owned by the other (including by way of notice from the other), or is in possession of any assets as to which the other is entitled or to which the other is entitled to the benefit, the party receiving such payment or having possession of such asset agrees to promptly (and in any event no later than five (5) Business Days after making such determination) remit such payment to the designated bank account of the owner of such receivable or payment or otherwise make such asset available to the other party for possession (at the receiving party’s sole cost and expense).

Section 6.13                             Business Appreciation Right.

(a)                                 Upon the consummation of an Exit Event prior to the four (4) year anniversary of the Effective Date (the “BAR Expiration Date”), Parent shall pay, or cause to be paid, to Seller an amount (the “Appreciation Right Amount”) as follows:

(i)                                     If the Exit Event is (A) a transfer of the securities representing one hundred percent (100%) of the equity securities of Parent or Buyer, or (B) a sale of all or substantially all of the assets of Parent, Buyer or the Operating Division, the Appreciation Right Amount shall equal the sum of (1) fifteen percent (15%) of the Enterprise Value in excess of $200,000,000.00 for such Exit Event plus (2) an additional five percent (5%) of the Enterprise Value in excess of $500,000,000.00 for such Exit Event.

(ii)                                  If the Exit Event is a transfer of less than one hundred percent (100%) of the equity securities of Parent or Buyer, the Appreciation Right Amount shall equal the sum of (A) fifteen percent (15%) of the Enterprise Value in excess of $200,000,000.00 for such Exit Event plus (B) an additional five percent (5%) of the Enterprise Value in excess of $500,000,000.00 for such Exit Event.

For the avoidance of doubt, no Appreciation Right Amount payment shall be payable with respect to (x) any Enterprise Value up to $200,000,000.00 or (y) an Exit Event that is consummated after the BAR Expiration Date.  For illustrative purposes only, following are sample calculations based upon hypothetical Enterprise Values and transaction structures:

Example 1:                                 Enterprise Value = $150,000,000.00 for sale of 100% of the equity securities of Buyer

Enterprise Value in excess of $200,000,000.00 is $0
$0 * 15% = $0

Enterprise Value in excess of $500,000,000.00 is $0
$0 * 5% = $0

Appreciation Right Amount = $0

Example 2:                                 Enterprise Value = $250,000,000.00 for sale of 100% of the equity securities of Buyer

Enterprise Value in excess of $200,000,000.00 is $50,000,000.00
$50,000,000 * 15% = $7,500,000.00

Enterprise Value in excess of $500,000,000.00 is $0
$0 * 5% = $0

Appreciation Right Amount = $7,500,000.00

Example 3:                                 Enterprise Value = $600,000,000.00 for sale of substantially all of the assets of Buyer

Enterprise Value in excess of $200,000,000.00 is $400,000,000.00
$400,000,000 * 15% = $60,000,000.00

Enterprise Value in excess of $500,000,000.00 is $100,000,000.00
$100,000,000.00* 5% = $5,000,000.00

Appreciation Right Amount = $65,000,000.00

Example 4:                                 Enterprise Value = $600,000,000.00 for the sale of 60% of the equity securities of Buyer (i.e. Net Proceeds equal $360,000,000.00)

Enterprise Value in excess of $200,000,000.00 is $400,000,000.00
$400,000,000 * 15% = $60,000,000.00

Enterprise Value in excess of $500,000,000.00 is $100,000,000.00
$100,000,000.00* 5% = $5,000,000.00

Appreciation Right Amount = $65,000,000.00

(b)                                 All payments in respect of the Appreciation Right Amount shall be made within five (5) Business Days of the effective date or closing date, whichever is later, of the Exit Event giving rise to the Appreciation Right Amount payment (except to the extent the consideration received by the Selling Persons is not payable by such date).

(c)                                  Parent shall provide Seller written notice of an Exit Event no less than fifteen (15) Business Days before consummation of such Exit Event.

(d)                                 The Appreciation Right Amount payment, if any, under this Section 6.13 shall only be payable once. For purposes of example only, if a Parent Exit Event occurs after an Operating Division Exit Event for which Seller is entitled to an Appreciation Right Amount payment, Seller shall not be entitled to any Appreciation Right Amount payment in respect of such subsequent Parent Exit Event.

(e)                                  Notwithstanding anything herein to the contrary, if, subsequent to the determination of the Appreciation Right Amount, the Net Proceeds received are adjusted or indemnification is paid by or to the Selling Persons pursuant to the terms of the Exit Event, the Appreciation Right Amount shall be adjusted accordingly and, as applicable, (i) the Selling Persons may offset against any other amounts due to Seller as required to accomplish the effects of such adjustment, or (ii) the Selling Persons shall pay to Seller any amounts that are required to accomplish the effects of such adjustment.  The Selling Persons shall have the option of making payment of the Appreciation Right Amount (A) in cash; or (B) in whole or in part, in the consideration received by the Selling Persons (including the right to receive securities, contingent consideration or deferred payments) in connection with the Exit Event giving rise to the Appreciation Right Amount payment in relative proportion as received by the Selling Persons.

Section 6.14                             Support Services.

(a)                                 Services to be Provided.  From the Closing until the last day of the Earn-Out Period, Seller shall provide the following services to the Operating Division (collectively, the “Support Services”):

(i)                                     Perform all required services in connection with closing Pipeline Loans after the Closing Date and, if and to the extent any Pipeline Loans are closed in Seller’s name, sell such Pipeline Loans (together with all related Mortgage Files, Mortgage Loan Documents and other documentation and files related solely thereto) to Buyer at par, such that Buyer receives the financial benefit of the Pipeline Loans.

(ii)                                  Accounting services including:

Establish and maintain a separate general ledger for the Operating Division;

Revenue loan level accounting of Mortgage Loan origination transactions within AMB (accounting software);

Expense accounting for the Operating Division, including Mortgage Loan level costs, accounts payable processing and payroll accounting;

Management of Operating Division revenues and expenses transactions that includes AMB generated data combined with accounting data generated by Buyer, including overhead and warehouse net interest income financing spread; and

Provide certain information requested by Buyer for purposes of preparing financial statements in accordance with GAAP and SEC regulations.

(iii)                               Human resources and payroll services set forth in Exhibit A attached hereto.

(iv)                              Information technology services set forth in Exhibit B attached hereto.  In addition, Seller shall, at its sole expense, segregate the Purchased IT Systems from the information technology systems for the Excluded Businesses within a reasonable period after the Closing and without jeopardizing the Purchased IT Systems or reducing the mortgage capabilities of the Purchased IT Systems.

(v)                                 Certain day-to-day management services associated with the overall operations of the Operating Division to be agreed upon by Buyer and Seller prior to Closing.

(vi)                              Overall management of the marketing and advertising activities of the Operating Division to be agreed upon by Buyer and Seller prior to Closing.

Notwithstanding anything set forth in this Section 6.14(a), Seller agrees to respond in good faith to any reasonable request by Buyer for any additional services that are necessary for the operation of the Operating Division and which are not currently contemplated in this Section 6.14(a), at a price to be mutually agreed upon after good faith negotiations between Seller and Buyer. Any such additional services so provided by Seller shall constitute Support Services under this Section 6.14(a) and be subject in all respects to the provisions of this Agreement as if fully set forth herein.

(b)                                 Fees.  For the sixty (60) day period following the Closing Date, Seller will perform the Support Services for a fee of $150 per Mortgage Loan originated by the Operating Division (including any Pipeline Loans closed on or after the Closing Date).  Seller shall provide Buyer with monthly invoices, which shall set forth in reasonable detail amounts payable for the Support Services.  After such sixty (60)-day period, Buyer and Seller shall mutually agree upon an adjusted fee for the Support Services based upon the actual costs incurred by Seller.  Seller shall provide Buyer with monthly invoices, which shall set forth in reasonable detail amounts payable for the Support Services.  All fees for the Support Services shall be counted as Operating Expenses of the Operating Division.

(c)                                  Personnel.  In providing the Support Services, Seller may, as it deems necessary or appropriate, (i) use the personnel of Seller or its Affiliates, and (ii) upon the prior written approval of Buyer (not to be unreasonably withheld, conditioned or delayed), employ the services of third parties to the extent that, and subject to the condition that, such third party services are routinely utilized to provide similar services to other businesses of Seller or are reasonably necessary for the efficient performance of such Support Services.  For clarification purposes, any person providing Support Services hereunder will continue to be an employee, agent or independent contractor of Seller and under no circumstances shall such individuals be treated as employees of Buyer and, accordingly, no salary, wages or any other benefits of any kind shall be due and owing from Buyer to any of Seller’s employees, agents or independent contractors.

(d)                                 Representations, Warranties and Covenants.  Seller represents, warrants and agrees that the Support Services will be provided in good faith, in accordance with applicable Laws, Applicable Requirements, GAAP, and, except as specifically provided in Exhibit A or Exhibit B, substantially the same manner and with the same standard of care with which the Support Services were provided to the Business prior to the Closing. Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Support Services in accordance with the standards set forth in the preceding sentence.

(e)                                  Termination.  Buyer shall have the right to terminate the Support Services at any time upon thirty (30) days’ notice to Seller.

ARTICLE VII

INDEMNIFICATION

Section 7.01                             Survival.  The representations and warranties contained herein shall survive the Closing for twenty-four (24) months after the Closing Date, except that (a) Tax Warranties shall survive until the Statute of Limitations Date; (b) the Fundamental Warranties contained in Sections 4.01, 4.02 and 4.04 shall survive forever, (c) the remaining Fundamental Warranties (except for the Tax Warranties) shall survive for one (1) year following the end of the Earn-Out Period, and (d) each representation and warranty for purposes of claims of fraud or intentional misrepresentation shall survive forever.  In the event that any claim is made with respect to any representation or warranty during the period such representation or warranty survives, then such representation or warranty shall, notwithstanding any subsequent expiration of such period, continue to survive for purposes of such claim.  The covenants, agreements and other provisions of the parties hereto contained herein or in any Transaction Document, including the indemnities set forth in Sections 7.02 and 7.03, shall survive the Closing indefinitely in accordance with their terms.

Section 7.02                             Indemnification By Seller.  Subject to the other terms and conditions of this Article VII, Seller shall indemnify and hold Buyer, its Affiliates (including Parent) and their respective stockholders, members, managers, directors, officers and employees (each, a “Buyer Indemnified Party”), harmless from and against, any and all Losses incurred, suffered or sustained by, or imposed upon, a Buyer Indemnified Party as a result of, or arising out of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any certificate or instrument delivered by Seller upon execution of this Agreement or at the Closing pursuant to this Agreement;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate or instrument delivered by Seller upon execution of this Agreement or at the Closing pursuant to this Agreement;

(c)                                  [reserved];

(d)                                 any Excluded Asset or the Excluded Businesses;

(e)                                  operation of the Business prior to the Effective Date;

(f)                                   any Actions set forth in Section 4.05 of the Disclosure Schedules or any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(g)                                  any exception set forth in Section 4.06, 4.08 or 4.14 of the Disclosure Schedules;

(h)                                 any Retained Liability; or

(i)                                     any negligence or willful misconduct by Seller (i) in operating the Business from and after the Effective Date and prior to the Closing Date, (ii) in performing the Support Services or (iii) in exercising Seller’s rights pursuant to Section 2.08(f) during the Earn-Out Period.  For the avoidance of doubt, Seller shall not be obligated to indemnify the Buyer Indemnified Parties for any Losses attributable to (A) any acts or omissions of employees of (i) the Pre-Closing

Operations, during the period from any after the Effective Date and prior to the Closing Date, and (ii) the Operating Division, at any time, in each case in the ordinary course of business unless such Losses are otherwise directly attributable to the negligence or willful misconduct of Seller, or (B) any matter that either (x) has been approved by Buyer or (y) is conducted with Buyer’s knowledge and acceptance.

Section 7.03                             Indemnification By Parent and Buyer.  Subject to the other terms and conditions of this Article VII, Parent and Buyer shall, jointly and severally, indemnify and hold Seller, its Affiliates and their respective stockholders, members, managers, directors, officers and employees (each a “Seller Indemnified Party”), harmless from and against, any and all Losses incurred, suffered or sustained by, or imposed upon, a Seller Indemnified Party as a result of, or arising out of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Parent or Buyer contained in this Agreement or any certificate or instrument delivered by Buyer upon execution of this Agreement or at the Closing pursuant to this Agreement;

(b)                                 any breach of or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any certificate or instrument delivered by Buyer upon execution of this Agreement or at the Closing pursuant to this Agreement; or

(c)                                  the Business following the Effective Date (except to the extent any such Loss is subject to indemnification pursuant to Section 7.02(i)); or

(d)                                 any Assumed Liability.

Section 7.04                             Certain Limitations.  The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.  Notwithstanding anything to the contrary in this Agreement or any right or remedy available under any Law, the indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)                                 Seller shall be liable for Losses under Section 7.02(a) (other than with respect to Fundamental Warranties) only if such Losses exceed, in the aggregate, $75,000 (the “Deductible”).  For the avoidance of doubt, Seller’s and Shareholder’s liability for Taxes (whether arising under Section 7.02 or otherwise) shall not be subject to the Deductible.  Buyer and Parent shall be liable for Losses under Section 7.03(a) only if such Losses exceed, in the aggregate, the Deductible.  For the avoidance of doubt, with respect to the Buyer Indemnified Parties’ aggregate Losses under Section 7.02(a) or the Seller Indemnified Parties’ aggregate Losses under Section 7.03(a), the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, shall be entitled to recover only that portion of their Losses under Section 7.02(a) or 7.03(a), respectively, in excess of the Deductible.

(b)                                 No Buyer Indemnified Party may recover any Losses pursuant to Section 7.02(a) (other than with respect to Fundamental Warranties) from Seller in excess of an aggregate amount equal to Three Million Dollars ($3,000,000).  The foregoing limitation shall not apply to claims with respect to Fundamental Warranties (it being understood that Losses in respect of the

Fundamental Warranties shall be counted for purposes of determining whether the foregoing limitation has been reached notwithstanding the fact that such Losses are indemnifiable).  No Buyer Indemnified Party may recover any Losses pursuant to Section 7.02(a), including with respect to Fundamental Warranties, from Seller in excess of an aggregate amount equal to Twenty Million Dollars ($20,000,000).

(c)                                  Notwithstanding anything to the contrary herein, the limitations set forth in Sections 7.04(a) and (b) shall not apply to any claim for fraud or intentional misrepresentation.

(d)                                 Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received in respect of any such claim (net of any deductibles and taking into account any increase in the cost of insurance as the result of such recovery).  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.  Notwithstanding the foregoing, no claim for indemnification shall be conditioned upon the final resolution of such insurance claim and the proceeds of such claim to be paid back to the Indemnifying Party if collected after the payment by the Indemnifying Party to the Indemnified Party concerning such claim.

(e)                                  Each Person entitled to indemnification hereunder shall take, or cause to be taken, commercially reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses which are indemnifiable or recoverable hereunder or in connection herewith.

Section 7.05                             Indemnification Procedures.

(a)                                 Any Indemnified Party making a claim for indemnification under Sections 7.02 or 7.03 shall promptly notify the Indemnifying Party in writing of any pending claim or demand that the Indemnified Party has determined would reasonably be expected to give rise to such right of indemnification (including a pending claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 7.01 for such representation, warranty, covenant or agreement.

(b)                                 If any claim referred to in Section 7.05(a) is brought against an Indemnified Party, the Indemnifying Party shall be entitled, by notice to the Indemnified Party delivered reasonably promptly after the receipt of notice of the commencement of such Third Party Claim, to the extent that it wishes (unless (i) if the Indemnified Party reasonably concludes, based on the advise of legal counsel, that there exists a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the conduct of the defense of such

Third Party Claim, or (ii) if such Third Party Claim involves criminal allegations), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.  If notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within fifteen (15) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense.

Section 7.06                             Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07                             Calculation of Losses.  For purposes of calculating any Losses under this Article VII, all “materiality,” “Material Adverse Effect” and similar qualifiers in the representations and warranties in this Agreement shall be disregarded.

Section 7.08                             Setoff Right.  Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may, by written notice to Seller, set off any amount to which it may be entitled under this Article VII against amounts otherwise payable to Seller, including but not limited to the First Deferred Payment, the Second Deferred Payment, any Net Seller Payment or Appreciation Right Amount that is or becomes payable to Seller hereunder.  The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under any agreement between Buyer and any other party hereto. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.  Buyer agrees to exercise its right of setoff pursuant to this Section 7.08 with respect to any amounts owing to Seller hereunder prior to seeking payment from Seller for any Losses payable to Buyer pursuant to this Article VII.

Section 7.09                             Sole and Exclusive Remedy.  From and after the Effective Date, except in the case of fraud or intentional misrepresentation and for the right of a Party to pursue specific performance, the indemnification terms set forth in this Article VII shall constitute the sole and exclusive remedy of the parties hereto for (1) any and all Losses or other claims relating to or arising from this Agreement, or in connection with the transactions contemplated hereby, including in any exhibit, schedule or certificate delivered hereunder, and (2) any other matter relating to any of the Purchased Assets, the Assumed Liabilities, the Business or any other transaction or state of facts relating thereto (including any common law or statutory rights or remedies for environmental, health or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise.

ARTICLE VIII

TERMINATION

Section 8.01                             Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Buyer;

(b)                                 by Buyer or Seller by written notice to the other party if any of the conditions set forth in Section 3.03(a) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2015; or

(c)                                  by Buyer by written notice to Seller if any of the conditions set forth in Section 3.03(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2015, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

Section 8.02                             Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 Seller shall deliver the certificates for the Parent Shares to Parent for cancellation; and

(b)                                 Seller shall repay to Buyer the Initial Cash Payment.

Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01                             Expenses.  Except as otherwise expressly provided herein (including Section 6.08 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02                             Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (b) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	CashCall, Inc. 1 City Blvd West Suite 1900 Orange, CA 92868 Email: paul.reddam@cashcall.com Attention: Paul Reddam

with a copy to:	Willkie Farr & Gallagher LLP 1875 K Street, NW Washington, DC 20006 Email: dkatz@willkie.com Attention: David S. Katz

If to Buyer or Parent:	Impac Mortgage Holdings, Inc. 19500 Jamboree Road Irvine, CA 92612 Email: Ron.Morrison@impacmail.com Attention: Ron Morrison

with a copy to:	Rutan & Tucker, LLP 611 Anton Blvd., Suite 1400 Costa Mesa, CA 92626 Email: rmarr@rutan.com Attention: Rich Marr

Section 9.03                             Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04                             Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05                             Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06                             Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07                             Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08                             No Third Party Beneficiaries.  Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09                             Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

Section 9.10                             Governing Law; Forum.  This Agreement is delivered and accepted in the State of California and it is the intention of the parties that it be governed by and construed in accordance with the substantive laws of that State, without regard to conflicts of laws principles.  The parties hereby consent to personal jurisdiction of the courts of the State of California with respect to any legal action to enforce the terms and conditions of this Agreement or otherwise arising under or with respect to this Agreement, and agree that the Superior Court of California, County of Orange, or, if applicable, federal District Court sitting in the County of Orange, State of California, shall be the sole and exclusive venue, and the State of California shall be the sole forum, for the bringing of such action.  The prevailing party shall be entitled to recover all of its reasonable attorneys’ fees, expenses and costs, including such costs that might not otherwise be recoverable as costs in the absence of this Agreement.

Section 9.11                             Specific Performance.  Each of the parties acknowledges that the rights of each party to consummate, and the agreement of the other party to consummate, the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law and that the non-breaching party shall be entitled to seek specific performance with respect thereto without the requirement of posting any bond or other security, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.12                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:	CASHCALL, INC.

	By:	/s/ J. Paul Reddam
	Name:	J. Paul Reddam
	Title:	President

BUYER:	IMPAC MORTGAGE CORP.

	By:	/s/ Joseph Tomkinson
	Name:	Joseph Tomkinson
	Title:	CEO

PARENT:	IMPAC MORTGAGE HOLDINGS, INC.

	By:	/s/ Joseph Tomkinson
	Name:	Joseph Tomkinson
	Title:	CEO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

HUMAN RESOURCES AND PAYROLL TRANSITION SERVICES

	Human Resources	Payroll

Onboarding & Day-to-Day Administration

•                  Issue offer letters on Buyer stationary for all new hires including transition employees.

•                  Complete background checks using Buyer’s service for all new hires including transition employees.

•                  Create and maintain all personnel files.

•                  Complete I-9 verifications and maintain I-9 file.

•                  Distribute and administer Buyer HR practices as outlined in Buyer’s Employee Handbook.

•                  Administer and maintain Buyer employment documents including:

•                  Handbook Acknowledgement

•                  Employment Agreement

•                  Verify with HUD.gov and SAM.gov data bases to confirm if any employees have been disqualified from working in the mortgage industry.

•                  Handle employee benefit enrollment for all Buyer benefit plans including transition employees.

•                  Send and coordinate employee benefit enrollment for all Buyer benefit plans with insurance carriers.

•                  Track and accumulate employee time records for hours worked and for time-off. Issue pay for semi-monthly and bi-weekly payrolls for all employees included in the transition. Verify (requires sign-off by SOX audit) the accuracy of the payroll registers issued by the payroll service. All pay codes must be accurately coded for GL entry. Prepare GL entries for each pay period. Coordinate with Buyer Treasury personnel to verify that funds are available for funding. Verify the banking service funding of payroll matches payroll summaries provided by the payroll service.

•                  Communicate vacation accrual liability to Buyer Accounting at month-end.

•                  Complete social security verification with the payroll service.

•                  File appropriate employer and employee payroll taxes.

•                  Verify that appropriate State tax withholdings are being applied to employees’ pay.

•                  Register Buyer’s EIN with States if required (e.g. Hawaii and requires Buyer management sign-off).

•                  Respond to and supply necessary documents for SOX Payroll audits.

Offboarding	• Inform employee benefit carriers of benefit terminations and coordinate issuance of COBRA notices, if required. • Provide EDD/UI notice to all terminated employees.	• Complete and process final pay including: • Appropriate employee benefit deductions • Vacation settlements

Reporting

•                  Respond to all EDD/UI inquiries.

•                  Pay Buyer’s employee benefit carriers’ monthly premiums.

•                  Verify and report to Compliance any employees who transact business in Arizona.

•                  Respond to claims/demand letters associated with any employment matters.

•                  Handle any Worker’s Compensation audits. Run head count reports for Chubb, Buyer’s WC carrier (by State with salary for each employee).

•                  Handle and process all garnishments.

•                  Complete Nevada’s Employment and Training quarterly report (in-house filing with payment).

•                  File Nevada’s Modified Business Tax quarterly.

•                  Respond to all tax inquires related to States per their notices.

EXHIBIT B

INFORMATION TECHNOLOGY TRANSITION SERVICES

Phase I: Short Term System Plan

Email System

1.              Seller will add “cashcallmortgage.com” email to its email system.

2.              Seller will set “Cashcallmortgage.com” as primary reply address for the Operating Division users.

3.              Seller will identify all systems and applications that will require the email address to change from cashcall.com to cashcallmortgage.com.

4.              Seller will update all systems and applications that require the email address to change.

Empower

1.              Seller will create a new branch in Empower for new pipeline.

2.              Seller will setup the proper system user access to the two branches (list of operational users will be identified by both Seller and Buyer).

3.              Seller will setup new Buyer vendor credentials (dependent upon Buyer vendor management team).

4.              Seller will setup a new Operating Division legal name in Doc Magic along with licensing information.

IT Resources

1.              Seller will provide the services of the information technology staff dedicated to the Empower application (the “Empower Team”), which, as of immediately prior to the Effective Date, was 11. The Empower Team will be fully dedicated to the Operating Division.

2.              Seller will provide desktop support, helpdesk, network/infrastructure support and dev/test/prod db/app deployment/support (i.e. DBA’s, deployment team, etc. that are not part of the team of Empower Team).

Phase II: Logical Separation System Plan

Seller will logically separate the mortgage division from the consumer division.

Phase III: Physical Separation System Plan

Seller will physically separate the mortgage division from the consumer division.